   As filed with the Securities and Exchange Commission on December 1, 1997
                                                      Registration No. 333-35819
===============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                  -----------
                                AMENDMENT NO. 6



                                       to
                                   FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                  -----------
                               U.S. Vision, Inc.
            (Exact name of registrant as specified in its charter)

                  Delaware                           5995                      22-3032948
     (State or other jurisdiction of     (Primary standard industrial       (I.R.S. Employer
     incorporation or organization)       classification code number)      Identification No.)

                                  -----------
           1 Harmon Drive, Blackwood, New Jersey 08012 (609) 228-1000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 -----------
                           William A. Schwartz, Jr.
                     President and Chief Executive Officer
                               U.S. Vision, Inc.
                                1 Harmon Drive
                          Blackwood, New Jersey 08012
                                (609) 228-1000
                    (Name, address, including zip code, and
                    telephone number, including area code,
                             of agent for service)

                          Copies of communications to:

    Brian M. Lidji, Esq.                            Donald J. Murray, Esq.
     Sayles & Lidji                                  Dewey Ballantine LLP
   4400 Renaissance Tower                        1301 Avenue of the Americas
    1201 Elm Street                               New York, New York 10019
    Dallas, Texas 75270                                (212) 259-8000
      (214) 939-8700
                                 -----------
     Approximate date of commencement of proposed sale to public: As soon as practicable after this registration statement becomes effective.
                                 -----------
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section
8(a), may determine.
===============================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



                             Subject to Completion
                               December 1, 1997



Prospectus

2,500,000 Shares
[LOGO]

Common Stock
($.01 par value)


All of the 2,500,000 shares of Common Stock, par value $0.01 per share ("Common Stock") of U.S. Vision, Inc. ("U.S. Vision" or the "Company") being offered hereby are being offered by the Company. Of the proceeds to be received from the sale of Common Stock by the Company, $8,501,000 will be used to repay the outstanding indebtedness owed to certain affiliates of directors and former directors of the Company. See "Use of Proceeds" and "Principal Stockholders."

Immediately prior to this offering, there has been no public market for the Common Stock of the Company. It is currently anticipated that the initial public offering price will be between $9.00 and $11.00 per share. See "Underwriting" for information relating to the factors to be considered in determining the initial public offering price.

The Common Stock has been approved for listing on the Nasdaq National Market under the symbol "USVI".

See "Risk Factors" beginning on page 7 for a discussion of certain factors that should be considered by prospective purchasers of the Common Stock offered hereby.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
                         Price to         Underwriting          Proceeds to
                         Public           Discounts (1)         Company(2)
Per Share   ......       $                $                     $
Total (3)   ......       $                $                     $
--------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company which are estimated to be $550,000.

(3) The Company has granted the Underwriters a 30-day option to purchase up to 375,000 additional shares of Common Stock on the same terms as set forth above solely to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting
    Discounts, and Proceeds to the Company will be $     , $      , and $     ,
    respectively.

                                 ------------

The shares are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the shares will be made at the office of Smith Barney Inc., 333 West 34th St., New York, New York, 10001 or through the facilities of The Depository Trust Company, on or about , 1997.

Salomon Smith Barney                               Janney Montgomery Scott Inc.

The date of this Prospectus is       , 1997

                                    [MAP]


                                                     [LOGO]

   The Company's retail optical centers operate under various trade names, including Royal Optical, Service Optical, Wall and Ochs, and also operate in numerous department stores under the following names:

o J.C. PENNEY OPTICAL CENTER                o SEARS OPTICAL CENTER

o MARSHALL FIELDS OPTICAL                   o LAZARUS OPTICAL

o BERGNER'S OPTICAL                         o L.S. AYRES OPTICAL

o BURDINES OPTICAL                          o KAUFMANN'S OPTICAL

o CARSON PIRIE SCOTT OPTICAL                o RICH'S OPTICAL

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMONS STOCK, INCLUDING BY OVER-ALLOTMENT, ENTERING STABILIZING BIDS EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                                  [GRAPHIC]

                                  [GRAPHIC]



                                                                    [LOGO]

                              PROSPECTUS SUMMARY

     Unless otherwise indicated, all information in this Prospectus (i) assumes no exercise of the Underwriters' option to purchase up to 375,000 shares of Common Stock that may be sold by the Company to cover over-allotments, if any, and (ii) is adjusted to reflect the 64-for-1 stock dividend with respect to the Common Stock effected in September 1997. Pursuant to amendments to the preferred stock designations adopted in September 1997, the Series A Cumulative Preferred Stock (the "Series A Preferred Stock") and the Series C Cumulative Preferred Stock (the "Series C Preferred Stock") of the Company provide for conversion by the holder of the face amount (including accrued but unpaid dividends) into Common Stock at the price at which the Common Stock is offered to the public. The number of shares referred to in this Prospectus as issuable upon conversion of all of the Series A Preferred Stock and the Series C Preferred Stock assumes a public offering price of $10.00 per share. At an offering price of $10.00 per share, 1,685,333 and 796,871 shares, respectively, of Common Stock will be issuable upon conversion of the Series A Preferred Stock and the Series C Preferred Stock in connection with this offering. The following summary is qualified in its entirety by the more detailed information, financial statements, and related notes included elsewhere in this Prospectus.


     Prior to January 31, 1996, the Company's fiscal year ended on March 31. The Company has changed its fiscal year end to January 31. References herein to "fiscal 1992", "fiscal 1993" and "fiscal 1994" refer to the Company's fiscal years ended March 31, 1993, 1994 and 1995, respectively. Similarly, references to "fiscal 1995" and "fiscal 1996" refer to the ten months ended January 31, 1996, and the fiscal year ended January 31, 1997, respectively. The differences in period durations must be considered in making period-to-period comparisons. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                  The Company

     U.S. Vision is a retailer of optical products and services primarily through licensed retail optical departments located in national and regional department stores. U.S. Vision's retail optical departments are generally full-service retail vision care stores that offer an extensive selection of designer brands and private label prescription eyewear, contact lenses, sunglasses and accessories with an on-premises, independent optometrist who performs complete eye examinations and prescribes eyeglasses and contact lenses.

     As of July 31, 1997, the Company operated 558 locations in 48 states, consisting of 495 licensed retail optical departments and 63 freestanding stores. The Company currently operates 368 J.C. Penney Company, Inc. ("J.C. Penney") retail optical departments and is J.C. Penney's primary optical licensee. In addition, the Company operates 57 Sears Roebuck and Co. ("Sears") retail optical departments and 70 retail optical departments in regional department stores such as Federated (Rich's, Burdines and Lazarus), May (Kaufmann's, Famous Barr and L.S. Ayres), Marshall Fields and Carson Pirie Scott, among others. The Company's freestanding stores are generally located in malls and shopping centers.

     In each of the last six quarters, the Company has experienced strong growth in revenue in existing stores. Comparable store sales for the year ended January 31, 1997 increased by 8.3% when compared to sales for the same stores for the year ended January 31, 1996. Comparable store sales for the six months ended July 31, 1997, increased by 6.4% when compared to the sales for the same stores for the six months ended July 31, 1996. For the six months ended July 31, 1997, the Company's operating income increased by 14.1% over the comparable prior year period from $3.6 million to $4.1 million.

     According to a report published by the Jobson Optical Group, U.S. retail optical sales grew at a 4.9% compound annual growth rate from $11.5 billion in 1991 to $14.6 billion in 1996. This same industry source projects that total nationwide optical revenues in 1997 will reach $15.4 billion. The Company's management believes that the factors contributing to the steady growth in the U.S. retail optical industry include:
(i) the aging of the U.S. population; (ii) an increase in penetration of managed vision care; (iii) increased emphasis on fashion and brand names in prescription eyewear; and (iv) continuing advancements in product technology. According to the Jobson Optical Group, approximately 162.4 million people, or 61% of the total U.S. population, required some form of vision correction in 1996.


Competitive Positioning

     The Company's objective is to be the leading operator of retail optical departments in host store environments. Management believes the Company has several competitive advantages over other optical retailers that will allow it to achieve its business objective. See "Business -- Competitive Positioning."

     Strong Position with Leading Host Stores. Management believes that the Company's relationships with its host stores provide several competitive advantages such as: (i) low operating expenses; (ii) low initial capital investment; (iii) loyal host store customer base; (iv) established host store advertising and marketing programs; (v) one-stop shopping convenience; and
(vi) access to the host store's private label credit card.

     Emphasis on Managed Vision Care. The Company is a participating provider in Vision One, a national vision care program, which offers comprehensive eyewear benefits to over 40 million covered lives through a network of over 2,000 optical locations. The Company currently generates approximately 27% of its revenues from its participation in vision benefit programs.

     Enhanced Merchandise Selection. The Company offers an extensive selection of designer and private label branded eyewear which allows it to tailor its merchandise selection to meet the needs of host store customers. The Company also offers branded eyeglass lenses, as well as contact lenses, sunglasses and accessories.

     Centralized Laboratory Operation. Management believes that the Company's central facility provides it with several operating efficiencies including the ability to: (i) utilize its labor force more efficiently; (ii) monitor and control the quality of production and finished products; (iii) reduce inventory levels; and (iv) provide greater flexibility in developing and adopting new product technologies.

     Vertical Integration. Through its subsidiary, Styl-Rite Optical Mfg. Co., Inc. ("Styl-Rite"), the Company designs and manufactures plastic frames and sources and imports metal frames for sale primarily in its own stores, as well as to third parties.


Growth Strategy

     From fiscal 1993 to fiscal 1995, the Company's existing management team designed and implemented a repositioning plan to emphasize retail optical departments within host stores, close unprof- itable freestanding stores and consolidate its laboratory operations. Also in fiscal 1996, the Company began establishing infrastructure and systems designed to support future growth by:
(i) extending its licensing agreement with J.C. Penney through 2003; (ii) extending its Vision One agreement through 2002; and (iii) designing and beginning the implementation of an integrated management information system. The Company's growth strategy is to capitalize on these initiatives by opening new retail optical departments within existing and new host stores and exploring new retail and medical host environments. See "Business -- Growth Strategy."

     Open New Retail Optical Departments in Existing Host Stores. The Company expects to open approximately 35 new retail optical departments in fiscal 1997 (28 of which have been opened to date) and expects to open approximately 40 new retail optical departments in fiscal 1998. The majority of these retail optical departments are expected to be located in J.C. Penney stores. The other new stores are expected to be opened in host stores with which the Company has existing relationships such as Sears, Marshall Fields and Lazarus. See "Business - Competition."

     Pursue Relationships with New Host Department Stores. Management believes that future growth opportunities exist in many department stores for its retail optical departments and is pursuing relationships with a number of department store chains with which it does not currently have an existing relationship. See "Business - Competition."

     Explore New Retail Environments. The Company is exploring opportunities to expand its operations to include optical departments in other non-mall retail environments.

     Evaluate Acquisition Opportunities. According to the Jobson Optical Group, the retail optical industry is highly fragmented, with the top ten retail optical chains accounting for only 18% of total optical industry sales in 1996. Retail chains accounted for 35% of all eyewear sales in 1996, while independent retailers accounted for 63%. Management believes the Company is well positioned to take advantage of the consolidation currently taking place in the optical retailing sector. Although the Company has no definitive agreements or letters of intent with regard to acquisitions at this time, it intends to selectively evaluate opportunities to acquire retail optical stores in the future.


                                 The Offering


Common Stock being offered .............   2,500,000 shares(1)

Common Stock to be outstanding after the
 offering ..............................   7,485,743 shares(1)(2)


Use of proceeds ........................   To repay outstanding indebtedness
                                           and for working capital and general
                                           corporate purposes, including
                                           store openings and remodelings.
                                           See "Use of Proceeds."

Nasdaq National Market
 symbol   ..............................   USVI


------------
(1) Does not include up to 375,000 shares of Common Stock that may be sold by the Company, pursuant to the Underwriters' over-allotment option. See "Underwriting."

(2) Based on the number of shares of Common Stock outstanding as of August 31, 1997. The number of shares of Common Stock to be issued upon the conversion of the Series A Preferred Stock and the Series C Preferred Stock is subject to adjustment based on the public offering price of the Common Stock. Includes the conversion of all shares of the Series A Preferred Stock and the Series C Preferred Stock into 1,685,333 and 796,871 shares, respectively, of Common Stock (assuming a public offering price of $10.00 per share) issuable upon the conversion of the face amount, including accrued but unpaid dividends, of such securities in connection with this offering. The actual public offering price, however, will determine how many shares of Common Stock are issued upon conversion of the Series A Preferred Stock and the Series C Preferred Stock. If the offering price is $9.00 per share, 1,872,592 and 885,412 shares, respectively, of Common Stock will be issuable upon conversion of Series
    A Preferred Stock and the Series C Preferred Stock. If the offering price is $11.00 per share, 1,532,121 and 724,428 shares, respectively, of Common Stock will be issuable upon conversion of the Series A Preferred Stock and the Series C Preferred Stock. See "Description of Capital Stock -- Conversion Rights of Series A Preferred and Series C Preferred." Excludes 736,190 shares of Common Stock issuable upon the exercise of options outstanding as of July 31, 1997. See "Management -- Stock Option Plan."

                     Summary Consolidated Financial Data


                                                                                                              Six Months
                                                                                                            Ended July 31,
                                           Year Ended        Ten Months Ended         Year Ended      --------------------------
                                         March 31, 1995    January 31, 1996 (1)    January 31, 1997      1996          1997
                                        ----------------  ----------------------  ------------------  ----------  --------------
                                                  (In thousands, except share, per share and selected operating data)
Statements of Operations Data:
Net sales  ...........................    $ 112,283          $    91,172             $   111,544       $ 57,372    $    62,053
Gross profit  ........................       77,144               61,520                  77,271         39,627         42,615
Selling, general and
 administrative expenses  ............       70,506               61,598                  68,366         34,391         36,612
Depreciation and amortization   ......        3,654                2,608                   3,271          1,599          1,855
Unusual charges  .....................        2,100(2)            19,845 (3)                  --             --             --
                                          ----------         -----------             -----------       ---------   -----------
Operating income (loss)   ............          884              (22,531)                  5,634          3,637          4,148
Net income (loss)   ..................    $     (96)         $   (22,886)            $     2,135       $  2,085    $     2,934
                                          ==========         ===========             ===========       =========   ===========
Net income per share --
 supplemental(4)(5)   ................                                               $       .41                   $       .57
                                                                                     ===========                   ===========
Shares used in computing net income
 per share -- supplemental (5)  ......                                                 5,155,803                     5,155,803
                                                                                     ===========                   ===========
Net income per share --
 pro forma (6) .......................                                               $       .59                   $       .54
                                                                                     ===========                   ===========
Shares used in  computing net income
  per share -- pro forma (6).........                                                  7,651,838                     7,651,838
                                                                                     ===========                   ===========
Selected Operating Data:
 Stores open at end of period:
  Licensed departments ...............          452                  467                     488            471            495
  Freestanding stores  ...............          143                   73                      66             69             63
                                          ----------         -----------             -----------       ---------   -----------
 Total stores ........................          595                  540                     554            540            558
 Comparable store sales increase (7)           10.4%                6.3%                    8.3 %          7.6%           6.4 %
 Net sales per store (8)  ............    $ 178,000          $   185,000             $   200,000       $105,000    $   110,000
 Net sales per square foot: (9)
  Licensed departments    ............    $     349          $       355             $       394       $    200    $       220
  Freestanding stores  ...............          186                  217                     223            124            120
 Total stores ........................          278                  311                     355            184            199


                                        July 31, 1997
                                        -------------
                                    Actual   As Adjusted (10)
                                    ------   ---------------
Balance Sheet Data:
 Cash  ...........................   $   428    $   464
 Working capital   ...............     7,323     17,338
 Total assets   ..................    61,834     61,570
 Long-term debt (including current
  portion)   .....................    27,008      4,344
 Stockholders' equity ............    16,744     39,144

------------
 (1) The difference in duration of this period must be considered in making period-to-period comparisons. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

 (2) Represents the writedown of the Dallas laboratory which was closed by the Company in connection with its plan to consolidate its laboratories into a single facility.


 (3) Represents the $8,067 write-off of goodwill, an additional writedown of the Dallas facility of $1,305 and a charge of $10,473 to record store closings and disposals.
 (4) Historical per share data in accordance with Accounting Principles Board Opinion No. 15, "Earnings Per Share," is excluded from the Company's financial statements since such per share data is not indicative of the continuing capital structure of the Company. See Note 12 to the Consolidated Financial Statements.
 (5) Net income per share -- supplemental has been computed using the weighted average number of shares outstanding after giving effect to the 64-for-1 stock dividend and the conversion of all outstanding Series A Preferred Stock and Series C Preferred Stock into Common Stock upon the closing of the Company's initial public offering as described in Note 12 to the Consolidated Financial Statement. In addition, common share equivalents such as warrants and options are included in the computation for the year ended January 31, 1997 and the six months ended July 31, 1997, respectively.
 (6) Net income per share -- pro forma is calculated by dividing net income after adjustment for applicable interest expense, net of tax ($2,377,000 and $1,220,000 for the fiscal year ended January 31, 1997 and the six months ended July 31, 1997, respectively) by the adjusted number of weighted average shares outstanding after giving effect to the estimated number of shares that would be required to be sold at the initial public offering price of $10.00 per share to repay $22,664,000 of debt (unaudited).
 (7) Comparable store sales reflect existing stores that were open on the first day of the prior fiscal period.
 (8) Net sales per store is determined by dividing net sales by the average number of stores in operation at the beginning and end of each fiscal period. For the ten months ended January 31, 1996, this figure has been calculated on an annualized basis.
 (9) Net sales per square foot is determined by dividing net sales by the average estimated total square footage at the beginning and end of each fiscal period. For the ten months ended January 31, 1996, this figure has been calculated on an annualized basis.
(10) As adjusted to give effect to the sale of the 2,500,000 shares of Common Stock offered by the Company hereby (at an assumed public offering price of $10.00 per share) and the application of the estimated net proceeds therefrom as described in "Use of Proceeds" and the conversion of the Series A Preferred Stock and the Series C Preferred Stock for Common Stock.

                                 RISK FACTORS

     Before purchasing any shares of Common Stock offered by this Prospectus, prospective investors should consider carefully the following factors relating to the Company and this offering, together with the other information and financial statements appearing elsewhere in this Prospectus. This Prospectus contains certain forward-looking statements covering its plans, goals and anticipated financial performance. These forward-looking statements may generally be identified by introductions such as "outlook" for a future period of time, or words and phrases such as "should", "expect", "hope", "plans", "projected", "believes", "forward-looking" (or variants of those words and phrases) or similar language indicating the expression of an opinion or view concerning the future, with respect to the financial condition, results of operations, prospects and business of the Company. The Company's actual results may differ significantly from the results discussed in such forward-looking statements. Certain factors that might cause such differences include, but are not limited to, the following risk factors.


Dependence on Host Stores; Reliance on Continued Relationship with J.C. Penney and Sears

     The Company is dependent on its relationships with department stores. For the year ended January 31, 1997, 85% of U.S. Vision's net sales were derived from sales in retail optical departments located within department stores. For the same period, sales attributable to retail optical departments located within J.C. Penney and Sears stores represented 63% and 10%, respectively, of the Company's sales. U.S. Vision anticipates that it will continue to obtain a significant portion of its revenues from retail optical departments located within J.C. Penney and Sears stores and, as part of its growth strategy, intends to increase the number of retail optical departments it operates within these stores. There can be no assurance, however, that the Company will be able to maintain its relationships with its host stores on favorable terms, if at all.

     The Company is also indirectly dependent on the operations and financial success of its host department stores. A decline in the sales, customer traffic or overall financial performance of one or more of U.S. Vision's host department stores could have a material adverse effect on the Company's business, financial condition or results of operation. In addition, the Company's future expansion plans depend, to a large extent, on the expansion plans of its host department stores, primarily J.C. Penney. A substantial change in J.C. Penney's expansion or remodeling plans could have a material adverse effect on the Company's planned growth strategy and future financial performance and results of operations.


Risks Related to Short-Term Leases

     The Company's optical departments within J.C. Penney stores are subject to a master lease that expires in December 2003 and provides that no more than 40 of the Company's J.C. Penney optical departments may be closed by J.C. Penney in any calendar year without cause; provided, however, that this limitation does not apply if J.C. Penney closes an entire J.C. Penney department store, either temporarily or permanently. Each of the Company's retail optical departments within Sears stores are subject to an individual lease which provides for a year-to-year term, subject to earlier termination by either party, without cause, on thirty-days prior written notice. One of the Company's principal competitors operates most of the Sears optical departments. The Company's retail optical departments located within other department stores are subject to lease arrangements which contain short notice lease termination provisions. There can be no assurance that any lease between the Company and a host store will not be terminated or its terms adversely changed. A substantial change in the Company's relationship with one or more of its host department stores resulting in the termination or change of optical center leases could have a material adverse effect on the Company's business, financial condition or results of operations.


Highly Competitive Industry

     The retail optical business is highly competitive, and several of the Company's competitors have greater financial and other resources than the Company. These additional resources may enable competitors to pursue more aggressive pricing and promotional strategies at the expense of profits for longer periods of time than the Company and may enable them to pursue such strategies through an extended downturn in the optical market. The Company competes with other national, regional and local retail optical chains and independent optical retailers. Optical retailers generally serve individual or local markets and, as a result, competition is fragmented and varies substantially among locations and geographic areas. The principal competitive factors affecting the Company's retail operations are merchandise selection, quality and consistency of products and services, price, location within the host store, convenience, availability of on-site professional eye examinations and access to a host store's private label credit card. The retail optical industry engages in price-related promotional offers as a standard marketing practice. Periods of intense price competition resulting from such offers could materially affect the Company's profitability.

     Additionally, the Company faces competition from advances in vision correction technologies, including laser surgery and other surgical vision correction procedures. This could result in decreased demand for eyeglasses and contact lenses, which could have a material adverse effect on the Company's business, financial condition or results of operations.

     To the extent U.S. Vision's customers may not be covered by its eye care benefit plans, the Company may compete with other vision care benefit plans and retailers who provide alternative vision care plans. As the number of national and regional managed vision care programs increase, competition for customers will intensify among the various vision care programs.


Aggressive Growth Strategy; Dependence on Host Stores for Growth

     U.S. Vision intends to pursue a strategy of growth through internal expansion and acquisitions, as opportunities arise. This strategy is likely to place significant demands on the Company's capital, operational and management resources and may expose the Company to a variety of risks, including the risk that the Company will be unable to retain personnel or acquire other resources necessary to service such growth adequately. The Company's expansion strategy will be predominantly dependent upon its expansion within its current host stores, particularly J.C. Penney. Because the Company has a strong relationship with its existing host stores and many of its hosts have numerous locations which do not yet contain optical departments, the Company believes that a significant portion of its future growth will come from existing host stores. Although as a part of its growth strategy the Company anticipates the opening of a significant number of new retail optical departments, the Company is under no obligation to do so and there can be no assurance that the Company will open these locations. Furthermore, none of the Company's agreements with its host department stores require the host stores to offer the Company additional optical center leases. Failure to open new stores as anticipated would materially and adversely affect the Company's future results of operations. Although the Company is looking at new host store formats, including non-mall retail environments, in which to open retail optical departments, there can be no assurance that the Company will open any such departments or if it does, that such departments will be profitable. See "Business - Competition."

Dependence on Single Managed Vision Care Provider

     Since 1991, U.S. Vision has been a national provider of managed vision care through Vision One. Vision One is a third party vision care plan owned by Cole National Corporation ("Cole National"), one of the Company's principal competitors. U.S. Vision currently generates approximately 27% of its revenues from sales to members of Vision One and other vision care benefit plans, and the Company anticipates that this percentage will increase over the next several years. The Company's contract with Cole National expires in 2002, subject to being terminated earlier under certain circumstances. There can be no assurance that the Company will be able to maintain its relationship with Cole National. A substantial change in the Company's relationship with Cole National could have a material adverse effect on the Company's business, financial condition or results of operations.

Dependence on Key Personnel

     The Company's future success will depend largely on the efforts and abilities of its senior management, particularly William A. Schwartz, Jr., the Company's Chairman, President and Chief Executive Officer. The loss of his services could have a material adverse effect on the Company's business, financial condition and results of operations. Mr. Schwartz's employment agreement terminates in October 2000, at which time it automatically renews for one-year periods thereafter unless terminated by the Company or Mr. Schwartz on not less than ninety-days notice prior to the end of the then current one year term. See "Management -- Employment Agreements."


History of Losses in Freestanding Stores

     As a result of poor financial operations relating to freestanding stores, the Company commenced a program to identify and close unprofitable freestanding stores from fiscal 1990 through fiscal 1995. During that six-year period, the Company closed 356 unprofitable freestanding stores. Since January 31, 1996, the Company's remaining freestanding stores have generated positive store contribution. There can be no assurance, however, that this trend will continue. Should certain freestanding locations generate less than desired operating results, the Company may decide to close additional locations, the result of which could have a material adverse effect on the Company's business, financial condition or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Background."


Implementation of New Information Systems

     In order to enhance operating efficiencies and customer service, the Company currently is upgrading its information system by installing an integrated management information system which will be "year 2000 compliant." The Company may experience unanticipated delays, complications and expenses in implementing, integrating and operating such a system. Further, the system may require modifications, improvements or replacements as the Company expands or as new technologies become available. Such modifications, improvements or replacements may require substantial expenditures and interruptions in operations during periods of implementation. There can be no assurance that the Company will be able to implement and operate this information system effectively or that the system will produce the expected benefits. The failure to successfully implement and maintain this management information system could have a material adverse effect on the Company's business, financial condition or results of operations.


Risks Related to Government Regulation

     The field of optical retailing is regulated by many of the states in which the Company does business. Certain states require the presence of licensed opticians in vision centers where eyeglasses or contact lenses are fitted or dispensed. Any difficulties or delays in securing the services of such optical professionals could adversely affect the business of the Company and its relationship with the host stores. The Company is subject to a variety of federal, state and local laws, rules and regulations affecting the health care industry and the delivery of health care services. State and local legal requirements vary widely among jurisdictions and are subject to change, as are federal legal requirements.


     The legality of the Company's relationships with independent optometrists in the states in which it operates may be challenged in the future, and if challenged, the Company may be required to alter the manner in which it conducts its business. Any such alteration could adversely affect the Company's business and its relationships with its host stores. Failure to comply with existing laws and regulations or the adoption of new laws and regulations could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Government Regulation."


Dependence on Centralized Laboratory Facility

     The Company finishes 100% of its merchandise at its main optical laboratory, distribution and lens grinding facility. An interruption in production at that facility could have a material adverse effect on the Company's business, financial condition or results of operations.

Other Factors Affecting Future Operating Performance

     The Company's future quarterly results may be materially affected by a variety of factors, some of which may be beyond the control of the Company, including, but not limited to: (i) the Company's ability to select and stock merchandise attractive to customers; (ii) the Company's ability to efficiently fill customer orders; (iii) the mix of products sold, pricing and other competitive factors; (iv) the seasonality of the Company's business; (v) weather factors affecting retail operations; and (vi) general economic cycles affecting consumer spending. Accordingly, results of operations for any particular quarter may not be indicative of results of operations for future periods.


Potential Adverse Effect of Shares Eligible for Future Sale

     Sales or the availability for sale of a substantial number of shares of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. The Company, its directors, its executive officers, and certain of its stockholders, have agreed to execute agreements (the "Lockup Agreements") pursuant to which they will agree not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities exercisable, exchangeable or convertible into shares of Common Stock without the prior consent of Salomon Brothers Inc for a period of 180 days from the date of this Prospectus (the "Lockup Period"). See "Shares Eligible for Future Sale."


No Prior Market for Common Stock

     Immediately prior to this offering, there has been no public market for the Common Stock. Although the Common Stock has been approved for listing on the Nasdaq Stock Market's National Market, there can be no assurance that an active trading market will develop or, if developed, that it will be sustained following this offering.


Possible Volatility of Stock Price

     The initial public offering price has been determined by negotiations among the Company and representatives of the Underwriters and is not necessarily related to the Company's asset value, net worth or other established criteria of value or necessarily indicative of future market prices. In addition, general market fluctuations in the future may adversely affect the market price of the Common Stock. Further, the trading price of the Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results and other factors. There can be no assurance that the market price of the Common Stock will not decline below the initial public offering price.


Control by Principal Stockholders


     Upon completion of this offering, the Company's directors, executive officers and affiliates will own, in the aggregate, approximately 63.5% of the outstanding shares of Common Stock. Such stockholders may be able to control the outcome of actions requiring stockholder approval, including the election of the entire Board of Directors of the Company and the outcome of any stockholder vote concerning a merger, asset sale, or other major corporate transaction affecting the Company. Such control could adversely affect the market price for the Common Stock. See "Principal Stockholders" and "Description of Capital Stock."



Adverse Impact of Anti-Takeover Provisions

     Certain provisions of the Company's Certificate of Incorporation and of Delaware law could have the effect of delaying, deterring or preventing a change of control involving the Company. See "Description of Capital Stock -- Certain Provisions of the Company's Certificate of Incorporation and Delaware Law."


Substantial Dilution


     The public offering price is substantially higher than the net tangible book value per share of the Common Stock. Accordingly, investors purchasing shares of Common Stock in this offering will incur immediate dilution of $5.17 per share (based on an assumed public offering price of $10.00 per share). See "Dilution."

                                USE OF PROCEEDS


     The net proceeds to the Company from sale of the 2,500,000 shares of Common Stock offered by the Company hereby are approximately $22,700,000 ($26,450,000 if the Underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $10.00 per share and after deducting the estimated underwriting discount and offering expenses. The Company intends to use the estimated net proceeds to repay indebtedness totaling approximately $19,000,000, $8,800,000 of which will be used to repay outstanding Subordinated Debentures ("Subordinated Debt"), $7,200,000 of which will be used to retire a bank term loan (the "Term Loan") and a portion of which will be used to repay the total outstanding balance due under terms of the Company's revolving credit facility (the "Revolving Line of Credit"). At November 25, 1997, the Company had borrowings of $3,000,000 outstanding under the revolving Line of Credit. The balance of the net proceeds, if any, will be used for working capital and general corporate purposes.

     Of the $8,800,000 which will be used to repay the Subordinated Debt, $8,501,000 will be paid to the following affiliates of directors and former directors of the Company in the indicated amounts: Grotech Partners IV, L.P. ($3,588,000); Keystone Ventures IV, L.P. ($753,000); Stolberg Partners, L.P. ($2,803,000); Richard K. McDonald ($460,000); and Constitution Partners I, L.P. ($897,000). The balance of the Subordinated Debt is held by Needham Capital Partners, L.P. and Penn Janney Fund, Inc. The following directors are affiliated with the following entities: Dennis J. Shaughnessy and
J. Roger Sullivan, Jr. (Grotech Partners IV, L.P., Grotech Partners III, L.P., Grotech III Companion Fund, L.P. and Grotech III Pennsylvania Fund, L.P.); Richard K. McDonald (M&M General Partnership and Constitution Partners I, L.P.); and G. Kenneth Macrae (Keystone Ventures IV, L.P.).


     The Subordinated Debt is subordinate to the Term Loan and the Revolving Line of Credit. See "Certain Transactions." The Subordinated Debt bears interest at the rate of 12% per annum and is due and payable in full on March 1, 1998.

     The Term Loan, which is owed to Commerce Bank, N.A., carries a floating rate of 1.5% above the prime rate, which was 8.5% on July 31, 1997. Payments under the Term Loan are due quarterly, with a final payment due December 31, 2001. The Term Loan is secured by substantially all the assets of the Company.

     The Revolving Line of Credit, which is also owed to Commerce Bank, N.A., carries a floating interest rate of 1% above the prime rate and is due in December 1998 subject to certain renewal provisions. The Revolving Line of Credit is secured by substantially all the assets of the Company.

     Upon repayment of the Term Loan and the Revolving Line of Credit concurrent with the offering, the Company will record a one-time write-off of unamortized loan fees which total approximately $300,000 as of July 31, 1997.

     The Company intends to seek acquisitions of retail optical stores that are complementary to the Company and a portion of the net proceeds may be used for such acquisitions. Although the Company from time to time engages in discussions regarding potential acquisitions and strategic affiliations, the Company is not currently a party to any letter of intent or definitive purchase agreement with respect to any material acquisition.

     Pending application of the net proceeds as described above, the Company intends to invest the net proceeds in short-term, interest bearing investment grade securities.


                                DIVIDEND POLICY

     The Company does not intend to pay cash dividends on its Common Stock in the foreseeable future. The Company currently intends to retain future earnings to finance its operations and fund the growth of its business. Any payment of future dividends will be at the discretion of the Board of Directors of the Company and will depend upon, among other things, the Company's earnings, financial condition, capital requirements, level of indebtedness, contractual and other restrictions in respect of the payment of dividends, and other factors that the Company's Board of Directors deems relevant. Under the terms of the Revolving Line of Credit, the Company is prohibited from paying cash dividends to its stockholders.

                                CAPITALIZATION


     The following table sets forth the capitalization of the Company at July 31, 1997, and as adjusted to give effect to the conversion of all shares of the Series A Preferred Stock and the Series C Preferred Stock into 1,685,333 and 796,871 shares, respectively, of Common Stock and to the sale by the Company of the 2,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $10.00 per share and the application of the estimated net proceeds therefrom as described in "Use of Proceeds." The Series A Preferred Stock and the Series C Preferred Stock, which were first convertible in September 1997 as a result of an amendment to the relevant designations of rights, are convertible into shares of Common Stock at the public offering price, assumed here to be $10.00 per share.

                                                                                      At July 31, 1997
                                                                              --------------------------------
                                                                                 Actual        As Adjusted
                                                                              ------------  ------------------
                                                                                       (In thousands)

Cash   .....................................................................   $     428     $        464
                                                                               =========     ============
Short-term debt and current portion of long-term debt (1) ..................   $  10,224     $        245
                                                                               =========     ============
Long-term debt (excluding current portion):
 Revolving Line of Credit   ................................................   $   6,399     $         --
 Term Loan   ...............................................................       6,286               --
 Other long-term debt    ...................................................       4,099            4,099
                                                                               ---------     ------------
 Total:   ..................................................................      16,784            4,099
Stockholders' equity:
 9%Series A Cumulative Preferred Stock, $100,000 face value per share; 200 shares authorized; 165 shares issued and outstanding, actual; and no
   shares issued and outstanding, as adjusted    ...........................      16,483               --
 9% Series C Cumulative Preferred Stock, $63.50 face value per share;
   300,000 shares authorized; 122,730 shares issued and outstanding, actual;
   and no shares issued and outstanding, as adjusted   .....................       7,793               --
 Common stock, $.01 par value per share; 15,000,000 shares authorized;
   2,503,540 shares issued and outstanding, actual; and 7,485,743 shares
   issued and outstanding, as adjusted (2) .................................          25               75
 Additional paid-in capital ................................................      70,914          117,840
 Accumulated deficit  ......................................................     (78,471)         (78,771)(3)
                                                                               ---------     ------------
   Total stockholders' equity  .............................................      16,744           39,144
                                                                               ---------     ------------
      Total capitalization  ................................................   $  33,528     $     43,243
                                                                               =========     ============

------------
(1) Short-term debt includes current maturities of long-term debt. See Notes 1 and 6 of Notes to Consolidated Financial Statements for a description of the Company's indebtedness.


(2) Excludes 736,190 shares issuable upon the exercise of outstanding options with a weighted average exercise price of $7.69 per share. See "Management -- Stock Option Plan" and "Description of Capital Stock." The actual public offering price, however, will determine how many shares of Common Stock are issued upon conversion of the Series A Preferred Stock and the Series C Preferred Stock.

(3) Includes effect of $300,000 write-off of unamortized loan fees.

                                   DILUTION


     The pro forma net tangible book value of the Company at July 31, 1997, was $13,486,000, or $2.70 per share of Common Stock. Pro forma net tangible book value per share is determined by dividing the net tangible book value (total tangible assets less total liabilities) of the Company by the number of shares of Common Stock outstanding, giving pro forma effect to the conversion of all outstanding shares of the Series A Preferred Stock and the Series C Preferred Stock into 1,685,333 and 796,871, shares, respectively, of Common Stock at an assumed public offering price of $10.00 per share. See "Capitalization." Without taking into account any changes in the pro forma net tangible book value of the Company, other than to give effect to the sale of the 2,500,000 shares of Common Stock offered by the Company hereby (assuming an initial public offering price of $10.00 per share) and receipt of the net proceeds therefrom, the pro forma net tangible book value of the Company at July 31, 1997, would have been $36,186,000, or $4.83 per share. This represents an immediate dilution in net tangible book value of $5.17 per share to the new investors purchasing shares in this offering and an immediate increase in net tangible book value of $2.13 per share to existing stockholders. The following table illustrates this per share dilution.





   Assumed initial public offering price per share.   ..................             $10.00
    Pro forma net tangible book value per share at July 31, 1997. ......   $2.70
    Increase per share attributable to new investors  ..................    2.13
                                                                           -------
   Pro forma net tangible book value per share after this offering.  ...               4.83
                                                                                     ------
   Dilution per share to new investors .  ..............................             $ 5.17
                                                                                     ======

     The following table sets forth on a pro forma basis as of July 31, 1997 (giving pro forma effect to the conversion of all outstanding shares of Series A Preferred Stock and Series C Preferred Stock into 1,685,333 and 796,871 shares, respectively, of Common Stock at an assumed public offering price of $10.00 per share) the number of shares of Common Stock purchased from the Company or its affiliates, the total consideration paid and the average price per share paid by existing stockholders and by new investors.


                                       Shares Purchased          Total Consideration
                                    -----------------------   -------------------------    Average Price
                                      Number       Percent       Amount        Percent      Per share
                                    -----------   ---------   -------------   ---------   --------------
   Existing stockholders   ......    4,985,743       66.6%    $25,119,373        50.1%       $ 5.04
   New investors  ...............    2,500,000       33.4      25,000,000        49.9         10.00
                                     ---------     ------     ------------     ------
   Total ........................    7,485,743      100.0%    $50,119,373       100.0%
                                     =========     ======     ============     ======

     The foregoing tables assume no exercise of outstanding options. At July 31, 1997, there were outstanding options to purchase 736,190 shares of Common Stock at a weighted average exercise price of $7.69 per share. To the extent any of these options are exercised, there will be future dilution to investors. See "Management -- Stock Option Plan" and Note 11 of Notes to Consolidated Financial Statements.

                     SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data set forth below as of January 31, 1996 and 1997, and for the year ended March 31, 1995, the ten months ended January 31, 1996, and the year ended January 31, 1997, have been derived from the consolidated financial statements of the Company included elsewhere herein, which have been audited by Ernst & Young LLP, independent certified public accountants. The selected consolidated financial data as of March 31, 1993, 1994 and 1995 and for each of the years in the two-year period ended March 31, 1993 and 1994, have been derived from the consolidated financial statements of the Company, which have been audited by Ernst & Young LLP, but are not included herein. The selected consolidated financial and operating data presented below as of and for the six months ended July 31, 1996 and 1997 have been derived from the unaudited consolidated financial statements of the Company which in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The results as of and for the six months ended July 31, 1997, are not necessarily indicative of the results to be achieved for the full fiscal year. The selected consolidated financial data set forth below should be read in conjunction with the consolidated financial statements of the Company and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

                                              Year Ended March 31,
                                     ---------------------------------------
                                          1993           1994        1995
                                     ---------------  ----------  ----------
                                      (In thousands, except share and per
                                                   share data)
Statements of Operations Data:
Net sales  ........................  $   122,015     $116,468    $112,283
Cost of sales    ..................       37,467       34,851      35,139
                                     ------------     --------    --------
Gross profit  .....................       84,548       81,617      77,144
Operating expenses:
 Selling, general and
  administrative    ...............       81,684       77,741      70,506
 Depreciation and amortization             5,862        4,563       3,654
 Write-off of goodwill ............       37,528(2)        --          --
 Writedown of Dallas facility (4)             --           --       2,100
 Store closings and
  disposals (5)  ..................        4,224          272          --
                                     ------------     --------    --------
   Total operating expenses .......      129,298       82,576      76,260
                                     ------------     --------    --------
Operating income (loss)   .........      (44,750)        (959)        884
Other income (expense):
 Other income    ..................          461          355          16
 Interest expense   ...............       (6,788)        (211)     (1,459)
                                     ------------     --------    --------
Income (loss) before income tax
 (benefit)    .....................      (51,077)        (815)       (559)
Income tax (benefit)   ............           --          175        (463)
                                     ------------     --------    --------
Net income (loss) before
 extraordinary item ...............      (51,077)        (990)        (96)
Extraordinary item-gain on
 restructuring of debt    .........       11,397           --          --
                                     ------------     --------    --------
Net income (loss)   ...............  $   (39,680)     $  (990)    $   (96)
                                     ============     ========    ========
Net income per share --
 supplemental(6)(7)................
Shares used in computing
 net income per share --
supplemental (7)...................


                                      Ten Months        Year            Six Months Ended
                                         Ended          Ended              July 31,
                                      January 31,    January 31,   --------------------------
                                       1996 (1)         1997          1996          1997
                                     -------------  -------------  -----------  -------------
                                      data)
Statements of Operations Data:
Net sales  ........................  $  91,172      $  111,544     $ 57,372     $   62,053
Cost of sales    ..................     29,652          34,273       17,745         19,438
                                     ----------     -----------    ---------    -----------
Gross profit  .....................     61,520          77,271       39,627         42,615
Operating expenses:
 Selling, general and
  administrative    ...............     61,598          68,366       34,391         36,612
 Depreciation and amortization           2,608           3,271        1,599          1,855
 Write-off of goodwill ............      8,067(3)           --           --             --
 Writedown of Dallas facility (4)        1,305              --           --             --
 Store closings and
  disposals (5)  ..................     10,473              --           --             --
                                     ----------     -----------    ---------    -----------
   Total operating expenses........     84,051          71,637       35,990         38,467
                                     ----------     -----------    ---------    -----------
Operating income (loss)   .........    (22,531)          5,634        3,637          4,148
Other income (expense):
 Other income    ..................         59              18           14              2
 Interest expense   ...............     (2,100)         (3,517)      (1,566)        (1,216)
                                     ----------     -----------    ---------    -----------
Income (loss) before income tax
 (benefit)    .....................    (24,572)          2,135        2,085          2,934
Income tax (benefit)   ............     (1,686)             --           --             --
                                     ----------     -----------    ---------    -----------
Net income (loss) before
 extraordinary item ...............    (22,886)          2,135        2,085          2,934
Extraordinary item-gain on
 restructuring of debt    .........         --              --           --             --
                                     ----------     -----------    ---------    -----------
Net income (loss)   ...............  $ (22,886)     $    2,135     $  2,085     $    2,934
                                     ==========     ===========    =========    ===========
Net income per share --
 supplemental(6)7) ................                 $      .41                  $      .57
                                                    ===========                 ===========
Shares used in computing
 net income per share --
 supplemental (7) .................                  5,155,803                   5,155,803
                                                    ===========                 ===========
Net income per share --
 pro forma (8).....................                 $      .59                  $      .54
                                                    ===========                 ===========
Shares used in computing net income
 per share -- pro forma (8)........                  7,651,938                   7,651,938
                                                    ===========                 ===========


                          Footnotes on following page.

                                                                               Ten Months                        Six Months
                                                Year Ended March 31,              Ended       Year Ended       Ended July 31,
                                        ------------------------------------   January 31,    January 31,   ---------------------
                                           1993         1994        1995        1996 (1)         1997          1996       1997
                                        -----------  ----------  -----------  -------------  -------------  ----------  ---------
Selected Operating Data:
Stores open at end of period:
 Licensed departments  ...............       532           440         452           467            488           471         495
 Freestanding stores   ...............       222           202         143            73             66            69          63
                                        ----------    ---------   --------      ---------      ---------     ---------   ---------
Total stores  ........................       754           642         595           540            554           540         558
Comparable store sales (decrease)
 increase (9) ........................      (2.8%)        2.9%        10.4%         6.3%           8.3%          7.6%        6.4%
Net sales per store (10)  ............  $150,000      $162,000    $178,000      $185,000       $200,000      $105,000    $110,000
Net sales per square foot: (11)
 Licensed departments  ...............  $    291      $    321    $    349      $    355       $    394      $    200    $    220
 Freestanding stores   ...............       159           165         186           217            223           124         120
Total stores  ........................       222           248         278           311            355           184         199

                                                         March 31,                         January 31,
                                        ---------------------------------             --------------------   July 31,
                                          1993            1994         1995         1996           1997        1997
                                        ----------       -------      -------       -------        -------   ---------
                                                                              (In thousands)
Balance Sheet Data:
Cash .................................  $  3,689      $    588    $  3,528      $  1,529         $    374        $428
Working capital  .....................    13,649        14,351      20,617        12,252           11,321       7,323
Total assets  ........................    68,978        61,310      64,587        53,033           54,403      61,834
Long-term debt (including current
 portion) ............................    32,106        17,281      17,363        22,239           23,463      27,008
Stockholders' equity   ...............    21,754        29,161      35,287        11,897           13,810      16,744

------------
 (1) The difference in duration of this period must be considered in making period-to-period comparisons. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

 (2) Represents write-off of goodwill related to the 1990 acquisition of Royal International Optical. The write-off was determined based upon a measurement of the remaining discounted operating cash flows of the Company.

 (3) Represents additional write-off of goodwill related to the 1990 acquisition of Royal International Optical. The goodwill was attributed to the closing of the Dallas facility and closed or otherwise liquidated stores described in notes (4) and (5) below, respectively.

 (4) Represents the writedown of the Dallas facility which was closed by the Company in connection with its plan to consolidate its laboratories into a single facility.

 (5) Represents lease termination costs, write-off of leasehold improvements and other related costs associated with the closing and disposal of stores during fiscal 1992 through 1995.

 (6) Historical per share data in accordance with Accounting Principles Board Opinion No. 15, "Earnings Per Share," is excluded from the Company's financial statements since such per share data is not indicative of the continuing capital structure of the Company. See Note 12 to the Consolidated Financial Statements.

 (7) Net income per share -- supplemental has been computed using the weighted average number of shares outstanding after giving effect to the 64-for-1 stock dividend and the conversion of all outstanding Series A Preferred Stock and Series C Preferred Stock into Common Stock upon the closing of the Company's initial public offering as described in Note 12 to the Consolidated Financial Statements. In addition, common share equivalents such as warrants and options are included in the computation for the year ended January 31, 1997 and the six months ended July 31, 1997, respectively.


 (8) Net income per share -- pro forma is calculated by dividing net income after adjustment for applicable interest expense, net of tax ($2,377,000 and $1,220,000 for the fiscal year ended January 31, 1997 and the six months ended July 31, 1997, respectively) by the adjusted number of weighted average shares outstanding after giving effect to the estimated number of shares that would be required to be sold at the initial public offering price of $10.00 per share to repay $22,664,000 of debt (unaudited).


 (9) Comparable store sales reflect existing stores that were open on the first day of the prior fiscal period.

(10) Net sales per store is determined by dividing net sales by the average number of stores in operation at the beginning and the end of each fiscal period. For the ten months ended January 31, 1996, this figure has been calculated on an annualized basis.

(11) Net sales per square foot is determined by dividing net sales by the average estimated total square footage at the beginning and end of each fiscal period. For the ten months ended January 31, 1996, this figure has been calculated on an annualized basis.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Background

     In 1990, the Company completed a leveraged buyout of Royal International Optical Corporation ("Royal"), a publicly traded retail optical company which operated 658 retail stores, 258 of which were in host department stores and 400 of which were freestanding stores. The Company also acquired Royal's main prescription laboratory facility, four regional laboratories and Styl-Rite, which manufactured, imported and distributed optical frames and sunglasses principally for sale in Royal's retail optical stores, as well as for sale to third party optical retailers. As a result of the acquisition, the Company operated 201 J.C. Penney retail optical departments, 244 retail optical departments located in other host department stores, 422 freestanding stores, seven manufacturing facilities and Styl-Rite.

     At the time of the acquisition, Royal was J.C. Penney's primary domestic optical licensee. Management believed, as part of the Company's growth strategy, that it could expand the J.C. Penney relationship by acquiring Royal. Since the acquisition, the Company has expanded its relationship with J.C. Penney by opening 167 new J.C. Penney locations. However, the Company incurred net operating losses following the acquisition as a result of: (i) the poor operating performance of the Company's freestanding stores, 205 of which were closed through the end of fiscal 1992; (ii) interest payments related to the debt incurred by the Company in connection with the Royal acquisition; and (iii) the economic recession of the early 1990s.

     From fiscal 1993 to fiscal 1995, the Company's existing management team focused on: (i) restructuring its existing debt, (ii) closing unprofitable freestanding stores; and (iii) consolidating its manufacturing operations. During that three-year period, the Company closed an additional 151 unprofitable freestanding stores, sold its Montgomery Ward licensed departments, terminated its unprofitable host store relationship with Kmart and consolidated its prescription laboratory operations from seven facilities to two.

     After completing its repositioning plan in January 1996, management began establishing infrastructure and systems to support future growth by: (i) further expanding its relationship with J.C. Penney; (ii) expanding its role as a national provider of vision care primarily through Vision One; (iii) completing the consolidation of its manufacturing operations into a single facility; and (iv) exploring new retail environments. In December 1996, the Company extended its license agreement with J.C. Penney through 2003 and in June 1997 extended its Vision One agreement through 2002. In 1997, the Company began to implement an integrated management information system which includes an automated order entry system at each retail optical department and new manufacturing and financial computer systems in the Company's corporate headquarters.

     The majority of the outstanding Common Stock of the Company was acquired by Royal Associates Acquisition Partnership ("RAA") in December 1994 and, in May 1995, the Company effected a 1,000-for-1 reverse stock split and deregistered its Common Stock under the Securities Exchange Act of 1934. See
Note 1 to Notes to Consolidated Financial Statements.


General

     The Company's net sales consist primarily of retail sales of prescription eyewear and contact lenses, net of refunds and allowances for customer returns. The Company's sales are heavily influenced by customer traffic in its host department stores, the successful implementation of its promotional programs and its participation in various third-party vision care plans. The principal components of the Company's cost of sales include the cost of materials, including eyeglass frames and lenses, as well as manufacturing, assembly, labor and overhead costs associated with operating the Company's centralized optical laboratory. Prices of frames vary widely, from the very inexpensive to high-end designer brands.

     The Company's selling, general and administrative expenses include primarily labor-related expenses at the store level, rent and occupancy costs, managed vision care costs, advertising and administrative expenses. The Company's rent paid to the host store is calculated as a percentage of net sales within each retail optical department. Freestanding store rent is generally a fixed monthly payment plus, in many cases, a percentage of net sales above certain revenue levels. Flat fees per transaction are paid to Vision One and other vision care providers.

     Unusual charges, resulting from the Company's restructuring from fiscal 1993 through fiscal 1995, include the write-off of goodwill, writedown of the closed Dallas optical laboratory and former corporate headquarters and reserves for lease terminations and other costs associated with store closings and disposals. Management believes that the Company has adequately reserved for all previous store closing costs. The Company's other expenses include principally interest paid or accrued on outstanding indebtedness.


Results of Operations

     The following table sets forth selected statement of operations items expressed as a percentage of net sales for the periods indicated:

                                                             Ten Months         Year               Six Months
                                                                Ended           Ended             Ended July 31,
                                            Year Ended       January 31,     January 31,    -------------------------
                                          March 31, 1995        1996            1997           1996          1997
                                         ----------------   -------------   -------------   -----------   -----------
Net sales  ...........................         100.0%           100.0%          100.0%         100.0%        100.0%
Cost of sales ........................          31.3             32.5            30.7           30.9          31.3
                                             ---------        ---------       -------        -------       -------
  Gross profit   .....................          68.7             67.5            69.3           69.1          68.7
Operating expenses:
 Selling, general and administrative.           62.8             67.6            61.3           59.9          59.0
 Depreciation and amortization  ......           3.2              2.8             2.9            2.9           3.0
                                             ---------        ---------       -------        -------       -------
Operating income (loss), excluding
 unusual charges .....................           2.7             (2.9)            5.1            6.3           6.7
Unusual charges  .....................           1.9             21.8              --             --            --
                                             ---------        ---------       -------        -------       -------
Operating income (loss)   ............           0.8            (24.7)            5.1            6.3           6.7
Other expense ........................           1.3              2.2             3.2            2.7           2.0
Net income (loss)   ..................          (0.1%)          (25.1%)           1.9%           3.6%          4.7%

Six Months Ended July 31, 1997, Compared to Six Months Ended July 31, 1996

     Net sales increased by $4.7 million, or 8.2%, from $57.4 million for the six months ended July 31, 1996 to $62.1 million for the six months ended July 31, 1997. A 6.4% increase in comparable store sales accounted for $3.5 million of the increase in net sales and new store openings accounted for the remaining $1.2 million of the increase. The increase in comparable store sales was principally the result of an increase in the number of eyeglasses sold.

     Cost of sales increased by $1.7 million, or 9.5%, from $17.7 million for the six months ended July 31, 1996 to $19.4 million for the six months ended July 31, 1997. The increase was due to the $4.7 million increase in net sales. As a percentage of net sales, cost of sales increased slightly from 30.9% in the six months ended July 31, 1996, to 31.3% in the comparable 1997 period due to variations in the mix of products sold.

     Selling, general and administrative expenses increased by $2.2 million, or 6.5%, from $34.4 million for the six months ended July 31, 1996, to $36.6 million in the comparable 1997 period. The dollar increase was primarily attributable to an increase in compensation associated with new store openings and greater department store rents which are tied directly to sales volume. However, as a percentage of net sales, selling, general and administrative expenses decreased from 59.9% for the six months ended July 31, 1996 to 59.0% for the six months ended July 31, 1997 as revenue increases enabled the Company to take advantage of operating efficiencies.

     Depreciation and amortization increased by $0.3 million, or 16.0%, from $1.6 million for the six months ended July 31, 1996 to $1.9 million for the six months ended July 31, 1997 due to the increase in capital expenditures associated with the implementation of the new management information systems.

     Other expense, representing principally interest expense, decreased by $0.4 million, or 21.8%, from $1.6 million for the six months ended July 31, 1996 to $1.2 million for the six months ended July 31, 1997. The decrease was due to a reduction of the interest rate on the Company's Subordinated Debt from an accrual rate of 20% in fiscal 1996 to 12% in fiscal 1997 when the Company agreed to make cash interest payments.


Fiscal 1996 Compared to Fiscal 1995 (ten month period)

     Net sales increased by $20.4 million, or 22.3%, from $91.2 million for fiscal 1995 to $111.5 million for fiscal 1996. This increase was due to: (i) $21.1 million in net sales in February and March 1995 not included in fiscal 1995 due to the change in year end; (ii) an $8.1 million increase in comparable store sales resulting from a higher number of eyeglasses sold; and
(iii) a $3.6 million increase attributable to new stores, offset by: (i) a $12.2 million decrease due to store closings; and (ii) a $0.2 million decrease in third-party sales at Styl-Rite in fiscal 1996.

     Cost of sales increased by $4.6 million, or 15.6%, from $29.7 million in fiscal 1995 to $34.3 million in fiscal 1996. The $20.4 million increase in net sales accounted for $6.1 million of the increase in cost of goods sold, which was offset by a one-time inventory write-off of $1.5 million recorded in fiscal 1995. This write-off was taken on merchandise that was rendered unsalable due to the closing of 87 underperforming freestanding stores and 52 Super Kmart optical departments. As a percentage of sales, cost of sales decreased from 32.5% in fiscal 1995 to 30.7% in fiscal 1996 due primarily to the write-off.

     Selling, general and administrative expenses increased by $6.8 million, or 11.0%, from $61.6 million in fiscal 1995 to $68.4 million for fiscal 1996. This net increase was attributable to $12.3 million in February and March 1995 operating expenses not included in fiscal 1995 due to the change in year end, which was offset by a $5.5 million decrease in fiscal 1996 in salaries, rent and advertising due to the closure of non-performing stores in fiscal 1995. As a percentage of net sales, selling, general and administrative expenses decreased from 67.6% for fiscal 1995 to 61.3% for fiscal 1996. The decrease, as a percentage of sales, was primarily due to: (i) the leverage achieved by the 8.3% increase in comparable store sales in fiscal 1996; and (ii) the elimination in fiscal 1996 of expenses relating to the 138 unprofitable stores that were open for most of fiscal 1995.

     Depreciation and amortization increased by $0.7 million, or 25.4%, from $2.6 million in fiscal 1995 to $3.3 million in fiscal 1996 due principally to the change in year end and resulting ten-month period in fiscal 1995.

     Unusual charges for fiscal 1995 included the write-off of $8.1 million in goodwill caused by the cumulative effect of the closure of 194 stores over the last three years and the closure of the Dallas production facility. Also in fiscal 1995, the Company recorded a charge of $10.5 million related to the closure of 140 stores in fiscal 1995 and an additional $1.3 million writedown of the Dallas facility to reflect a revision to its estimated net realizable value.

     Other expense, representing principally interest expenses, increased by $1.5 million, or 71.4%, from $2.0 million for fiscal 1995 to $3.5 million for fiscal 1996. The increase was caused principally by: (i) the $1.6 million in additional interest in fiscal 1996 accrued as a result of the Subordinated Debt that was put in place in the beginning of fiscal 1996; and (ii) a $0.4 million fee paid in connection with the renewal of the Subordinated Debt in January 1997, offset by a $0.7 million reduction in fiscal 1996 of interest paid on bank debt related to a decrease in total borrowings.


Fiscal 1995 (ten month period) Compared to Fiscal 1994

     Net sales decreased by $21.1 million, or 18.8%, from $112.3 million in fiscal 1994 to $91.2 million in fiscal 1995. This decrease was due to: (i) $20.2 million in net sales in February and March 1996 not included in fiscal 1995 due to the change in year end; (ii) a $7.1 million decrease attributable to the stores which were closed, (iii) a $0.6 million increase in refunds offset by: (i) a $2.4 million increase from sales at new stores and (ii) a $4.4 million or 6.3% increase in comparable store sales.

     Cost of sales decreased by $5.4 million, or 15.6%, from $35.1 million in fiscal 1994 to $29.7 million in fiscal 1995. The principal reason for the decrease in cost of sales was the $6.0 million in costs associated with sales in February and March 1996 which were not included in fiscal 1995 due to the change in year end. As a percentage of sales, cost of sales increased from 31.3% in fiscal 1994 to 32.5% in fiscal 1995 due to the write-off of $1.5 million of inventory during fiscal 1995 that was previously discussed.

     Selling, general and administrative expenses decreased by $8.9 million, or 12.6%, from $70.5 million in fiscal 1994, to $61.6 million in fiscal 1995. This decrease was attributable to the $12.1 million in expenses for the months of February and March 1996 that were not included in fiscal 1995 due to the change in year end, offset in part by a $3.2 million increase in fiscal 1995 in costs principally associated with the Super Kmart stores that were opened in fiscal 1995. As a percentage of net sales, selling, general and administrative expenses increased by 4.8% from 62.8% of net sales in fiscal 1994 to 67.6% for fiscal 1995. This increase as a percentage of sales was due to the 140 unprofitable stores that were open for most of fiscal 1995 which, due to their low sales volume, had the effect of increasing fixed expenses as a percentage of sales.

     Depreciation and amortization decreased by $1.1 million, or 28.6%, from $3.7 million in fiscal 1994 to $2.6 million in fiscal 1995 due principally to the change in year end.

     Other expense, representing principally interest expense, increased by $0.6 million, or 41.4%, from $1.4 million in fiscal 1994 to $2.0 million for fiscal 1995. The difference was caused primarily by $0.5 million of interest expense incurred in the months of February and March of 1996 that were not included in fiscal 1995 due to the change in year end.


Quarterly Fluctuations

     The Company's financial position and results of operations are affected by seasonal fluctuations in sales and operating profits. The Company's sales and operating profits are generally lower in the fourth quarter, due to the Christmas season, which has historically been a period of reduced sales of prescription optical products. This trend has been mitigated somewhat by the increase in vision care sales under plans which are on a calendar year basis and require participants to use or lose their benefits annually. Quarterly sales can also be affected by the timing and amount of sales contributed by new stores. Accordingly, the results of operations for interim periods are not necessarily indicative of results for the entire fiscal year.

     The following tables set forth certain unaudited financial data for the quarters indicated:

                                         Fiscal 1996 Quarter Ended                Fiscal 1997 Quarter Ended
                           -----------------------------------------------------  -------------------------
                            April 30,    July 31,    Oct. 31,       Jan. 31,       April 30,     July 31,
                              1996         1996        1996           1997           1997          1997
                           -----------  ----------  ----------  ----------------  -----------  ------------
                      (In thousands, except percentages)
Net sales ...............   $ 29,616    $27,756     $27,972       $ 26,200         $ 31,239     $ 30,814
Gross profit ............     20,370     19,257      19,504         18,140           21,597       21,018
 % of net sales .........       68.8%      69.4%       69.7%          69.2%            69.1%        68.2%
Operating income   ......   $  2,169    $ 1,468     $ 1,484       $    513         $  2,369     $  1,779
 % of net sales .........        7.3%       5.3%        5.3%           2.0%             7.6%         5.8%
Net income (loss)  ......   $  1,385    $   700     $   681      ($    631)(1)     $  1,780     $  1,154
 % of net sales .........        4.7%       2.5%        2.4%          (2.4%)            5.7%         3.7%

------------
(1) Includes $0.4 million fee paid in connection with the renewal of the Subordinated Debt.

Income Taxes

     As of January 31, 1997, the Company had net operating loss carryforwards of approximately $27,300,000 which will begin to expire in the year 2006. Approximately $15,900,000 of these carryforwards are available to offset future taxable income without limitation ("Unrestricted NOLs") and approximately $11,400,000 of these carryforwards are significantly limited (the "Restricted NOLs") due to ownership changes experienced by the Company prior to 1997. As a result of these limitations, approximately $780,000 of the Restricted NOLs will become available for use each year through the year 2008. The remaining Restricted NOLs in the amount of $3,400,000 are expected to expire unutilized. A valuation allowance has been established to fully reserve the future benefit of all the net operating loss carryforwards.


     The amount of the Company's net operating loss carryforwards may be further limited if the Company has further ownership changes after this offering as a result of subsequent sales of Common Stock. The amount of any such further limitations will depend on numerous factors, some of which are not determinable at this time.


Liquidity and Capital Resources

     The Company's capital requirements are generally related to new store openings, remodeling of existing stores and upgrading product for existing stores. Starting in fiscal 1996 and continuing through fiscal 1998 the Company has required and will require additional capital to fund the development and implementation of an integrated management information system. The Company's working capital requirements are also seasonal and traditionally peak at the end of the fourth quarter and the beginning of the first quarter. Cash and working capital at July 31, 1997 were $428,000 and $7.3 million, respectively, compared to $374,000 and $11.3 million, respectively at January 31, 1997 and $1.5 million and $12.3 million, respectively at January 31, 1996. The decrease in working capital as of July 31, 1997 is primarily attributable to the reclassification of $8,837,000 of Subordinated Debt from a long-term liability to a current liability which matures in March 1998.

     For the six months ended July 31, 1997, cash used in operating activities was $0.3 million compared to cash provided by operating activities of $1.4 million for the same period in fiscal 1996. The decrease was due principally to a $3.7 million increase in accounts receivable due to: (i) an increase in billable Vision Care sales and the resulting receivable; (ii) an increase in the receivable from host department stores relating to new store openings; and
(iii) a temporary increase in receivables due to a payables centralization by one of the Company's host department stores. For the year ended January 31, 1997, cash provided by operations was $4.2 million compared to cash used in operations of $1.5 million for the ten months ended January 31, 1996. The increase was due to the increase in profitability in fiscal 1996.

     With respect to cash flows from investing activities, the Company's capital expenditures in fiscal 1996 were $4.5 million compared to $4.8 million in fiscal 1995 and $4.4 million in fiscal 1994. The capital expenditures in fiscal 1996 were primarily for new store openings and the initial development work on the integrated management information system. The Company estimates that the capital expenditures for fiscal 1997 will be approximately $6.2 million, of which $3.5 million has been spent as of July 31, 1997. Approximately 50% of the capital expenditures in fiscal 1997 will be for the integrated management information system, 30% for new store openings and 20% for new laboratory equipment and other capital expenditures. In fiscal 1998, the Company expects to spend approximately $5.4 million on capital expenditures of which 40% will be for the integrated management information system, 40% for new store openings and 20% for new laboratory equipment and other capital expenditures. Historically, the Company has funded capital expenditures through a revolving line of credit, debt financing activities, including capital leases, and operating cash flow.

     The Company's principal external source of liquidity is its $7.0 million Revolving Line of Credit with Commerce Bank, N.A. The Revolving Line of Credit facility carries a floating interest rate of 1.0%
above the prime rate, which was 8.5% on July 31, 1997, is due in December 1998 and renews automatically for a two-year period, subject to either party's right to terminate by notice of non-renewal. As of July 31, 1997, the Company had $6,399,000 outstanding under its Revolving Line of Credit and $601,000 of availability. The loan agreement prohibits the payment of dividends to common stockholders and contains customary covenants. The Company must also maintain certain financial ratios pertaining to its net worth, current ratio, ratio of debt to net worth and ratio of cash to fixed charges. See Note 6 to Notes to Consolidated Financial Statements. The Company is currently in compliance with all financial covenants and management does not believe that the financial covenants set forth in its Revolving Line of Credit will have an adverse impact on its operations or future plans.

     Regarding other financing activities engaged in by the Company, in January 1996 and December 1996, the Company borrowed $7,200,000 and $8,000,000, respectively, through the placement of the Subordinated Debt and the Term Loan. The Subordinated Debt, which is held primarily by certain affiliates of directors and former directors of the Company, is subordinate to the Term Loan and the Revolving Line of Credit. The Subordinated Debt bears interest at the rate of 12.0% per annum and is due and payable in full on March 1, 1998. The balance of the Subordinated Debt as of July 31, 1997, was $8,837,000. The Term Loan, which is owed to Commerce Bank, N.A., carries a floating rate of 1.5% above the prime rate, which was 8.5% on July 31, 1997. Payments under the Term Loan are due quarterly with a final payment due December 31, 2001. The Term Loan is secured by substantially all the assets of the Company. The balance of the Term Loan as of July 31, 1997, was $7,428,000.

     In addition, in fiscal 1994 and 1995, the Company invested $5.6 million in capital expenditures related to the consolidation of the Company's laboratory operations and the purchase of its current corporate headquarters in New Jersey. These expenditures were partially financed with a 2% term loan provided by the Delaware River Port Authority ("DRPA"). The first DRPA term loan, which had a balance of $1,133,000 as of July 31, 1997, is due in February 2010 and is secured by the real property and building in which the Company maintains its corporate headquarters. The second DRPA term loan, which had a balance of $2,152,000 as of July 31, 1997, is due in February 2010 and is secured by the real property and building in which the Company maintains its optical laboratory and distribution facility. The third DRPA term loan. which had a balance of $950,000 as of July 31, 1997, is due in June 2005 and is secured by certain equipment located in the Company's optical laboratory and distribution facility. See Note 6 to Notes to Consolidated Financial Statements.

     The Company plans to use the net proceeds of this offering to: (i) retire $7,200,000 outstanding under the Term Loan, (ii) repay the total outstanding balance due under the Revolving Line of Credit ($3,000,000 at November 25, 1997); (iii) retire $8,800,000 in Subordinated Debt; and (iv) use the balance, if any, for working capital and general corporate purposes. Upon repayment of the Term Loan and the Revolving Line of Credit concurrent with the offering, the Company will record a one-time write-off of unamortized loan fees which total approximately $300,000 as of July 31, 1997. See "Use of Proceeds." Based upon its current operating and new store opening plans, the Company believes that it can fund its working capital and capital expenditure needs for the foreseeable future through borrowings under the Revolving Line of Credit, cash generated from operations and proceeds from this offering.

                                   BUSINESS

General

     The Company is a retailer of optical products and services through licensed retail optical departments within national and regional department stores and through a limited number of freestanding retail locations. As of July 31, 1997, the Company operated 558 locations in 48 states, consisting of 495 licensed departments and 63 freestanding stores. The Company currently operates 368 J.C. Penney retail optical departments and is J.C. Penney's primary optical licensee. In addition, the Company operates 57 Sears retail optical departments and 70 retail optical departments in regional department stores such as Federated (Rich's, Burdines and Lazarus), May (Kaufmann's, Famous Barr and L.S. Ayres), Marshall Fields and Carson Pirie Scott, among others. The Company's freestanding stores are generally located in malls and shopping centers.

     U.S. Vision's retail optical departments are generally full-service retail vision care stores that offer an extensive selection of designer brands and private label prescription eyewear, contact lenses, sunglasses and accessories with an on-premises, independent optometrist who performs complete eye examinations and prescribes eyeglasses and contact lenses. The Company's extensive selection of designer and private label branded eyewear allows the Company to tailor its merchandise selection to meet the needs of the Company's host store customers. Designer branded eyeglass frames offered include Guess, Nautica, Halston and Perry Ellis, among others and, at certain stores, Giorgio Armani, Calvin Klein and Polo Ralph Lauren. Similarly, private label eyeglass frames include Hunt Club, Arizona, Ashley Stewart, Oliver Winston and Rascals, among others. The Company also offers branded lenses such as Kodak progressive lenses and Bausch & Lomb contact lenses, as well as a variety of options and accessories.

     U.S. Vision operates a single, modern optical laboratory, distribution and lens grinding facility where it fills customer orders for prescription eyewear and maintains a central inventory of frames. Customer orders are placed at the retail stores and are phoned or electronically transmitted into the central optical laboratory daily, where the lenses are ground, cut, finished and custom fitted to optical frames in the size and style selected by the customer. The finished eyewear is then shipped to the retail store for delivery to the customer within one day upon request, otherwise generally within two to three days. Through its Styl-Rite subsidiary, the Company manufactures, imports and distributes optical frames and sunglasses principally for sale in its Company optical stores and to a lesser extent for sale to third party retailers.

     Since 1991, the Company has been a national provider of managed vision care benefits primarily through Vision One, a national vision care program, which offers comprehensive eyewear benefits to over 40 million covered lives through a network of over 2,000 optical locations. Vision One is marketed directly to employers, employee benefit plan sponsors and insurance companies such as Metropolitan Life, Aetna, Cigna, John Hancock and Blue Cross/Blue Shield. The Company currently generates approximately 27% of its revenues from its participation in Vision One and other vision benefit programs. According to the Jobson Optical Group, by 1998 as much as 40% of the U.S. eyecare patient base may be covered by managed vision care programs.

     U.S. Vision, Inc. is a Delaware corporation which maintains its corporate headquarters at 1 Harmon Drive, Blackwood, New Jersey, 08012. The Company's telephone number is (609) 228-1000.

Industry

     According to a report published by the Jobson Optical Group, U.S. retail optical sales grew at a 4.9% compound annual growth rate from $11.5 billion in 1991 to $14.6 billion in 1996. This same industry source projects that total revenues in 1997 will reach an estimated $15.4 billion. Management believes that the factors contributing to the continuing growth in the U.S. retail optical industry include: (i) the aging of the U.S. population; (ii) increase in penetration of managed vision care; (iii) emphasis on fashion and brand names in prescription eyewear; and (iv) continuing advancements in product technology.

     Aging of U.S. Population. Management believes the aging of America's population will continue to drive the growth of the optical industry. According to the Jobson Optical Group, in 1996, 95% of people between the ages of 45 and 64 required some type of corrective eyewear and 61% of the total population required some type of corrective eyewear, as indicated in the following table:

                               Population       Number of Users (1)
    Age Group                (in millions)       (in millions)        Percent
    ---------                ---------------   --------------------   --------
     14 and under   ......        58.0                  9.0              16%
     15 - 24  ............        35.9                 18.3              51
     25 - 44  ............        83.7                 52.6              63
     45 - 64  ............        53.7                 51.0              95
     65 and over    ......        33.9                 31.5              93
                                 ------               ------             ---
     Total    ............       265.2                162.4              61%
                                 ======               ======             ===
------------
(1) People requiring some form of vision correction in 1996.

     Increase in Penetration of Managed Vision Care. According to the Jobson Optical Group, approximately 25% of the U.S. eyecare patient base may be covered by a third-party vision care plan. That same industry source estimates that by 1998, approximately 40% of the U.S. population may be covered by a managed vision care program. Many vision care plan participants have vision examinations on a regular basis and, as a result, may become more frequent customers of optical retailers. Management believes that optical retailers who have a national network of stores and provide attractively priced, high quality eyewear will have a competitive advantage as the optical industry continues to move towards managed vision care.

     Emphasis on Fashion and Brand Names. Eyewear is increasingly being used as a fashion accessory for dress, casual and recreational activity. In addition, a number of leading fashion designers such as Giorgio Armani, Calvin Klein, Guess, Nautica, Halston, Polo Ralph Lauren and Perry Ellis, among others, are leveraging the appeal of their brand names by offering lines of ophthalmic frames and sunglasses. As the emphasis on eyewear shifts from function to fashion, the offerings of shapes and colors has been expanded, creating more eyewear choices and increasing the frequency of purchases by customers.

     Continuing Advancements in Product Technology. New products and technologies are continually introduced in the optical industry to improve the quality and durability of eyeglass frames and lenses. Advances include (i) lightweight, virtually unbreakable, polycarbonate lenses for better comfort and safety, (ii) scratch resistant coatings for longer lasting lenses, (iii) anti-reflective coatings to reduce glare and eyestrain, improve visual clarity and cosmetic appeal and (iv) disposable contact lenses which virtually eliminate the daily or weekly care and supplies required for other types of contact lenses. These innovations are increasing the overall range of products in the vision care industry as well as, in many cases, profit margins.

     At the same time that the retail optical industry has been growing, it has also been consolidating. The retail optical industry in the United States is highly fragmented, with the top ten retail optical chains accounting for only 18% of total optical industry sales in 1996. Consolidation in the industry is due primarily to a shift in consumer buying patterns toward retail optical chains and superstores from independent retailers. Management believes this shift has occurred as a result of better product selection, quality and consistency, pricing and convenience offered by retail optical chains. The retail optical chains are able to offer better pricing and promotional practices as a result of greater purchasing power due to size. According to the Jobson Optical Group, independent retailers (optometrists, opticians and opthamologists) accounted for 63% of the total optical industry sales in 1996, with optical chains, optical superstores and mass merchandisers accounting for 21%, 11% and 4% of total industry sales, respectively. Management believes independent optical retailers will continue to lose market share to optical chains and superstores, creating consolidation opportunities.

Competitive Positioning

     U.S. Vision's objective is to be the leading operator of retail optical departments in host store environments. Management believes the Company has several competitive advantages over other optical retailers that will allow it to achieve its business objective:

     Strong Position with Leading Host Stores. The Company is well positioned as the primary domestic optical licensee for J.C. Penney and the second largest domestic optical licensee for Sears. The Company has developed strong relationships with the host stores in which the Company operates. Management believes that the Company's relationships with its host stores provide several competitive advantages such as: (i) low operating expenses; (ii) low initial capital investment; (iii) loyal host store customer base; (iv) established host store advertising and marketing programs; (v) one-stop shopping convenience; and (vi) access to the host store's private label credit card.

     Emphasis on Managed Vision Care. According to the Jobson Optical Group, approximately 25% of the U.S. eyecare patient base currently is covered by a third-party vision care program and this percentage is expected to increase to approximately 40% by the year 1998. The Company is a participating provider in Vision One, a national vision care program, which offers comprehensive eyewear benefits to over 40 million covered lives through a network of over 2,000 optical locations. Vision One's basic program gives employers the opportunity to offer their employees a group discount at optical locations within the managed vision care network with minimal direct cost to the employer. Consequently, many Vision One participants have vision examinations on a regular basis and, as a result, may become more frequent customers of U.S. Vision. In addition, Vision One participants frequently apply their discounts and allowances toward the purchase of premium eyeglass products and related accessories. The Company currently generates approximately 27% of its revenues from its participation in Vision One and other vision benefit programs and intends to expand its participation in such programs in order to take advantage of these industry dynamics.

     Enhanced Merchandise Selection. The Company offers an extensive selection of designer and private label branded eyewear, which allows it to tailor its merchandise selection to meet the needs of host store customers. Designer branded eyeglass frames offered include Guess, Nautica, Halston and Perry Ellis, among others and, at certain stores, Giorgio Armani, Calvin Klein and Polo Ralph Lauren. Similarly, private label eyeglass frames offered include Hunt Club, Arizona, Ashley Stewart, Oliver Winston and Rascals, among others. The Company also offers branded eyeglass lenses such as Kodak, as well as, contact lenses, sunglasses and accessories. The Company plans to license additional brand names in the future and to offer additional lenses, options and accessories.

     Centralized Laboratory Operation. U.S. Vision assembles, finishes and distributes its products from a centralized, modern optical laboratory, distribution and lens grinding facility. Management believes that the Company's central facility provides it with several operating efficiencies compared to competitors who operate either in store laboratories or multiple optical laboratories, including the ability to: (i) utilize its labor force more efficiently; (ii) monitor and control the quality of production and finished products; (iii) reduce inventory levels; and (iv) provide greater flexibility in developing and adopting new product technologies. Management believes it has the manufacturing capacity in its laboratory to accommodate all of the projected growth anticipated by the Company for the foreseeable future.

     Vertical Integration. Through its subsidiary, Styl-Rite, the Company designs and manufactures plastic frames and sources and imports metal frames for sale primarily in its own stores, as well as to third parties. The ability to manufacture and import enables the Company to respond quickly to changes in fashion trends and acquire frames for resale at favorable prices.


Growth Strategy

     The Company's growth strategy is to continue to open new retail optical departments and medical host environments within existing and new host stores and to continue to evaluate new retail environments. To achieve this strategy the Company intends to:

     Open New Retail Optical Departments in Existing Host Stores. The Company expects to open approximately 35 new retail optical departments in fiscal 1997 (28 of which have been opened to date) and expects to open approximately 40 new retail optical departments in fiscal 1998, conditions permitting. The majority of these retail optical departments are expected to be located in J.C. Penney stores. Since the Company currently operates within only 30% of J.C. Penney's approximately 1,200 stores, management believes significant opportunities are available to expand within J.C. Penney's existing store network. In addition, as J.C. Penney expands and updates its store base, the Company plans to seek retail optical departments in all new or remodeled J.C. Penney stores. The remainder of the new stores are expected to be opened in host stores with which the Company has existing relationships such as Sears, Marshall Fields and Lazarus. See "Business - Competition."

     Pursue Relationships with New Host Department Stores. Management believes that future growth opportunities exist in department store locations. The Company's 70 retail optical departments in traditional department stores represent the nation's largest concentration of licensed optical departments in this category. The Company is pursuing relationships with a number of department store chains with which it does not currently have an existing relationship. See "Business - Competition."

     Explore New Retail Environments. The Company is exploring opportunities to expand its operations to include optical departments in other non-mall retail environments.

     Evaluate Acquisition Opportunities. According to the Jobson Optical Group, the optical industry is highly fragmented with the top ten retail optical chains accounting for only 18% of total optical industry sales in 1996. Retail chains accounted for 35% of all eyewear sales in 1996, while independent retailers accounted for 63%. Management believes the Company is well positioned to take advantage of the consolidation currently taking place in the optical retailing sector. Although the Company has no definitive agreements or letters of intent pertaining to acquisitions at this time, it intends to selectively evaluate opportunities to acquire retail optical stores in the future.


Unit Economics

     The Company's licensed retail optical departments typically occupy 500 to 800 square feet of space, with the 488 licensed retail optical departments that were in operation during fiscal 1996 generating average net sales per square foot in that year of $394. Management believes that its licensed optical departments historically have generated significantly higher sales per square foot than that generated in most other departments of its host stores. Furthermore, since the Company's licensed optical departments pay rent based on a percentage of their net sales and have little or no associated costs for the department store, the Company believes they are one of the most profitable areas of a typical host store.

     Both operating and start-up costs associated with licensed retail optical departments are typically below those of freestanding stores. For example, because licensed departments have the advantage of an established traffic base, the Company historically has not conducted expensive advertising campaigns, instead conducting joint promotions with its department store hosts. Furthermore, since rent expense varies as a percentage of net sales, it provides flexibility in the early years of a licensed department's operation.

     The Company's freestanding stores typically occupy 900 to 1,400 square feet of space, with the freestanding stores that were in operation during fiscal 1996 generating average net sales per square foot of $223. The typical required investment, including leaseholds, optical equipment, initial inventory and working capital, in a freestanding store is significantly higher than the typical investment for those same items in a licensed retail optical department.

Store Locations

     As of July 31, 1997, U.S. Vision operated 558 locations in 48 states, consisting of 495 licensed retail optical departments and 63 freestanding stores. The following table sets forth the number of U.S. Vision retail stores by state:

Alabama.......  10     Indiana .......  20    Montana .........  2   Pennsylvania........ 38
Alaska .......   1     Iowa...........   6    Nebraska ........  4   South Carolina......  3
Arizona  .....  11     Kansas.........   3    Nevada...........  2   South Dakota........  2
Arkansas  ....   3     Kentucky ......   8    New Hampshire ...  5   Tennessee .......... 15
California....  44     Louisiana .....   8    New Jersey ...... 11   Texas............... 42
Colorado .....  10     Maine .........   6    New Mexico.......  4   Utah ............... 10
Connecticut ..   4     Maryland.......  16    New York ........ 10   Vermont ............  1
Delaware .....   1     Massachusetts .   3    North Carolina ..  4   Virginia ...........  7
Florida ......  50     Michigan ......  14    North Dakota  ...  6   Washington..........  9
Georgia.......  13     Minnesota......   8    Ohio ............ 42   West Virginia ......  4
Idaho ........   2     Mississippi ...   4    Oklahoma ........  3   Wisconsin .......... 15
Illinois......  43     Missouri ......  24    Oregon ..........  4   Wyoming.............  3

Merchandising

     U.S. Vision's merchandising strategy emphasizes merchandise selection, style, quality and consistency of products and services, competitive pricing, convenient locations, availability of on-site professional eye examinations, customer service, customer oriented store design and product displays, knowledgeable sales associates and a broad range of quality products.

     Merchandise Selection. U.S. Vision carries a full selection of men's, women's and children's eyeglass frames, a complete line of contact lenses, sunglasses and ancillary products for eyeglasses and contact lenses. Prescription eyewear accounted for 86% of the Company's sales during fiscal 1996. The Company offers an extensive selection of designer and private label branded eyewear. Designer eyeglass frames offered include Guess, Nautica, Halston and Perry Ellis, among others and, at certain stores, Giorgio Armani, Calvin Klein and Polo Ralph Lauren. The Company also offers private label branded eyeglass frames such as Hunt Club, Arizona, Ashley Stewart, Oliver Winston and Rascals, among others. The Company carries a complete line of contact lenses by major contact lens manufacturers such as Bausch & Lomb, Wesley Jessen, and Johnson & Johnson, including daily wear and extended wear soft contact lenses and cosmetic tinted lenses. During fiscal 1996, contact lenses accounted for approximately 14% of the Company's sales. U.S. Vision offers a wide variety of value-added eyewear features and services on which it realizes a higher gross margin such as lightweight, virtually unbreakable polycarbonate lenses, including Kodak progressive lenses and plastic photochromic lenses, as well as scratch resistant and anti-reflective coatings. The ability to manufacture and import enables the Company to respond quickly to changes in fashion trends and acquire frames for resale at favorable prices.

     Pricing. U.S. Vision maintains a promotional pricing strategy which stresses a quality product delivered with superior service at a competitive price. The Company's frames and lenses are generally competitively priced, with prices varying based on geographic region. While the Company earns a higher gross margin on its private-label lines, designer frames generally command premium prices, resulting in higher gross profit dollars per transaction.

     Full Customer Service. The Company places great emphasis on providing attentive professional service to its customers. U.S. Vision strives to provide its customers with exceptional care and value by combining the personal service typically associated with a private optometrist with the broad product selection and competitive prices of a large optical retailer. Management believes that providing superior customer service from knowledgeable and courteous employees complements the customer-oriented policies of its department store hosts.

Managed Vision Care

     Since 1991, U.S. Vision has been a participating provider of managed vision care benefits primarily through Vision One, a national vision care program which offers comprehensive eyewear benefits to over 40 million covered lives through a network of over 2,000 optical locations. Vision One is marketed directly to employers, employee benefit plan sponsors and insurance companies such as Metropolitan Life, Aetna, Cigna, John Hancock and Blue Cross/Blue Shield. Vision One's basic programgives employers the opportunity to offer their employees a group discount at retail optical locations of participating providers with minimal direct cost to the employer. The discounts vary under the plans from fixed percentage discounts to fixed dollar amounts with the balance paid by the subscriber. As a result of these benefits, management believes that many Vision One participants have vision examinations on a regular basis and may become more frequent customers of U.S. Vision. In addition, Vision One participants frequently apply their discounts and allowances toward the purchase of premium eyeglass products and related accessories. Under the terms of the Company's contract with Cole National, a competitor of the Company and the owner of the Vision One program, the Company pays an administrative fee for each Vision One member transaction. The Company's contract with Cole National expires in 2002. The Company retains the right, though it has not exercised it in the past, to refuse to participate in particular Vision One programs under which it cannot profitably provide goods and services, and to participate in other managed care vision plans under certain conditions. The Company currently generates approximately 27% of the Company's revenues from its participation in the Vision One and other vision benefit programs and intends to expand its participation in such programs.


Store Operations

     The Company's retail optical departments are generally full-service retail vision care stores that offer designer brands and private label prescription eyewear, contact lenses, sunglasses and accessories with an on-premises, independent optometrist who performs complete eye examinations and prescribes eyeglasses and contact lenses.

     Location and Layout. U.S. Vision operates most of its stores on the premises of national and regional department stores. These stores generally operate under names such as "J.C. Penney Optical Center" and "Sears Optical," which associate the departments with the host store. The Company's retail optical departments generally operate under a lease or license arrangement through which the host store collects the sales receipts, retains an agreed upon percentage of sales, which is recorded as rent expense by the Company, and remits the remainder to the Company on a regular basis. The Company's leased retail optical departments typically range in size from 500 to 800 square feet. The Company's retail optical departments are located within the host department store near the host store's other licensed departments such as the beauty salon and photography studio. Management believes that the location of its retail optical departments within a host store is essential to its ability to take full advantage of the host store's customer traffic.

     Each store follows a uniform merchandise layout plan which is designed to emphasize fashion, invite customer browsing and enhance the customer's shopping experience. All of the Company's stores are similar in appearance and are operated under certain uniform standards and procedures. In connection with the J.C. Penney expansion and new store design, the Company has recently developed a modern new store prototype which the Company refers to as its "concept 2000" store. All of the Company's new retail optical departments are designed in accordance with this concept, and the Company intends to convert its existing stores to this concept as they are remodeled over time.

     U.S. Vision's freestanding stores operate under various trade names such as Royal Optical, Service Optical and Wall & Ochs and are located in malls and shopping centers. A limited number of these stores are housed in freestanding buildings with adjacent parking facilities. The Company's freestanding stores generally range in size from 900 to 1,400 square feet.

     Store Management. The Company's store management structure consists of field managers and store managers. The store managers, along with two to three associates known as Optechs, are responsible for the day-to-day operations of each of the Company's retail optical departments. Optechs undertake a comprehensive training program that familiarizes them with the Company's product lines, customer services, store procedures and automated systems. The Company's national director of training is responsible for overseeing the training of the Optechs and updating the Company's training materials. Management believes that providing knowledgeable and responsive customer service is an important element of its success and, accordingly, has developed and implemented a variety of employee training and incentive programs.

     On-Site Independent Optometrist. The Company has made arrangements with licensed optometrists to provide eye examination services at or adjacent to its retail locations in those states where it is permitted. The independent optometrists sublease space and equipment from the Company or from the host store. The Company and the optometrists do not share in each other's revenues. Management believes the presence of the optometrists at the stores leads to repeat customers and reinforces the quality and professionalism of each store.


Relationship with Host Stores

     Most of the Company's stores operate as licensed optical departments within a host department store such as J.C. Penney, Sears, Federated (Rich's, Burdines and Lazarus), May (Kaufmann's, Famous Barr and L.S. Ayres), Marshall Fields and Carson Pirie Scott, among others. Management believes that the Company's relationships with its host stores provide several competitive advantages such as: (i) low operating expenses; (ii) low initial capital investment; (iii) loyal host store customer base; (iv) established host store advertising and marketing programs; (v) one-stop shopping convenience; and
(vi) access to the host store's private label credit card. Management believes its hosts' reputation of quality, trust and value further enhances the Company's customer relations.

     Management believes it has developed excellent relationships with the host stores in which it operates. Management strives to continue to enhance these relationships. The Company routinely consults with the host stores about the size and placement of the Company's optical departments within newly opened or remodeled host stores.

     The Company's retail optical departments within J.C. Penney stores are subject to a master lease that expires in December 2003 and provides that no more than 40 of the Company's J.C. Penney optical centers may be closed by J.C. Penney in any calendar year without cause; provided, however, that this limitation does not apply if J.C. Penney closes an entire J.C. Penney department store, either temporarily or permanently. The lease also provides that J.C. Penney will reimburse the Company for certain costs relating to the closed department. The Company's optical departments within Sears stores are each subject to a lease which provides for a year-to-year term, subject to early termination by either party, without cause, on thirty-days prior written notice. The Company's retail optical departments located within other department stores are subject to lease arrangements which contain short notice lease termination provisions. These leases provide for monthly lease payments based upon a percentage of the Company's sales at each location. See "Risk Factors -- Risks Related to Short-Term Leases."


Marketing and Advertising

     U.S. Vision engages in a variety of marketing and promotional efforts to maintain and strengthen its customer base. The Company's advertising program is targeted at the department store consumer and is designed to convey a message of value, fashion, convenience and trust to its customer base. The Company works with each of its host stores to design advertising programs that convey this message in a manner consistent with that of the host store and are targeted at the specific targeted customer base. For example, the Company works with J.C. Penney to develop targeted catalog inserts which advertise the Company's J.C. Penney optical departments. These advertising promotions generally mention the availability of on-site professional eye examinations and the Company's acceptance, as a participating provider of managed vision care benefits, of the discounts and allowances offered by managed vision care plans. These targeted inserts are mailed to selected customers based on previous spending patterns at the host store. The Company actively supports its stores by providing local advertising in individual geographic markets. U.S. Vision has an in-house advertising department which permits it to respond quickly to fashion trends, competitor advertising and promotional initiatives.


Optical Laboratory and Distribution

     U.S. Vision operates a 60,000 square foot modern optical laboratory, distribution and lens grinding facility adjacent to its headquarters in Blackwood, New Jersey. Management believes that the Company's central facility provides it with several operating efficiencies compared to competitiors who operate in store laboratories or multiple optical laboratories, including the ability to: (i) utilize its labor force more efficiently; (ii) monitor and control the quality of production and finished products; (iii) reduce inventory levels; and (iv) provide greater flexibility in developing and adopting new product technologies.

     Customer orders for prescription eyewear, sunglasses and contact lenses are phoned in or, as stores are brought on-line with the Company's new managment information system, electronically transmitted daily from each of the Company's store locations to its central laboratory. Customer orders generally are processed and shipped to stores within two to three working days and can be completed overnight if requested by the customer. Most prescription lenses are completed from semi-finished polycarbonate or plastic lenses obtained from third-party suppliers. These lenses are finished in a highly technical process that grinds the surface of the lens to fit the prescription utilizing modern grinding equipment, much of it computer-guided. The lenses are then custom fitted to optical frames in the size and style selected by the customer. Other prescriptions, including many standard prescriptions, can be manufactured by cutting and edging a prefinished lens, also purchased from a third-party supplier, to fit the frames selected. Contact lenses, accessories and non-prescription sunglasses orders are filled from available stock and shipped to the Company's retail optical departments.

     In 1995, the Company spent approximately $4.6 million to purchase, renovate and equip its central laboratory with new machinery. This new machinery is capable of custom grinding, polishing, cutting, edging, tempering, tinting and coating prescription lenses. In 1997, the Company also purchased new anti-reflective coating equipment for the laboratory to improve the turnaround time for this specialty coating. Management believes it has the manufacturing capacity in its laboratory to accommodate all of the Company's projected growth for the foreseeable future.


Purchasing

     The Company's relationships with its vendors and Styl-Rite's manufacturing and importing capability have enabled the Company to gain access to a wide array of brand name product offerings. As a leading retailer of eyewear in the United States, U.S. Vision purchases significant quantities of frames, lenses and contact lenses from its suppliers. In most cases, such purchases are not made under long-term contracts. In fiscal 1996, no single supplier or manufacturer accounted for 10% or more of total purchases. All raw materials for products manufactured by the Company are available from numerous suppliers.


     Through Styl-Rite, the Company manufactures, imports, and distributes optical frames and sunglasses for use primarily in its own eyewear products, and for sale to third party optical retailers. Through various licenses and sublicenses, Styl-Rite imports metal frames and manufactures plastic frames which bear the designer, brand name and private label names sold by the Company.


Management Information Systems

     In 1997, the Company began to implement an integrated management information system, which includes an automated order entry system at each of its optical stores, and new manufacturing and financial computer systems in the Company's corporate headquarters. This new integrated system is designed to provide the Company with improved order pricing and costing capability and better control of laboratory and store inventories, and is designed to give the stores access to the status of each order. This new system is also designed to provide the stores with the capability to capture sales and customer information, including prescription data, enhancing the Company's ability to monitor sales and merchandise trends and to improve customer service after the sale. In addition, the automated order entry system is designed to enable the stores to validate, at the time of sale, whether a particular frame selected by the customer is in stock and whether the combination of the customer's prescription, selected lenses and frame is within manufacturing tolerances. The integrated information system is expected to enhance the Company's operating efficiencies by permitting all orders to be electronically transmitted from the stores to the laboratory at any time, providing real-time order profile information for the laboratory, daily sales results for the Company and will be "year 2000 compliant." In April 1997, the Company completed its implementation of the new financial accounting and reporting systems in its corporate headquarters and commenced the implementation of the integrated manufacturing systems in its laboratory, including the automated connection with the order entry system for the stores. In July 1997, the Company commenced a pilot store test of the automated order entry system and the national roll out is expected to begin in late 1997 and be completed in early 1999. There can be no assurance that the Company will be able to implement and operate this information system effectively or that the system will produce the expected benefits.

     Currently, customer prescription orders for the Company's optical products are prepared by the stores on order forms and the details of each order are phoned in daily to the Company's centralized laboratory. These orders are then manually entered into the laboratory's order entry system which, for lenses, also makes the necessary optical calculations to grind and finish the lenses to the correct prescription and shape them to the dimensions of the frame selected by the customer. The present laboratory order entry system also tracks each order through every step of the manufacturing process until the finished product is shipped to the retail optical department.


Competition

     The Company competes with other national, regional, and local retail optical chains and independent optical retailers. Optical retailers generally serve individual or local markets, and, as a result, competition is fragmented and varies substantially among locations and geographic areas. Although the retail optical industry is highly competitive, management believes none of the Company's competitors has more than a 6% market share based on revenue. The principal competitive factors affecting the Company's retail operations are merchandise selection, quality and consistency of products and services, price, location within the host store, convenience, availability of on-site professional eye examinations and access to a host store's private label credit card. The retail optical industry engages in price-related promotions as a standard marketing practice. Several of the Company's competitors have greater financial and other resources than the Company. These additional resources may enable competitors to pursue more aggressive pricing and promotional strategies at the expense of profits for longer periods of time than the Company and may enable them to pursue such strategies through an extended downturn in the optical market.

     The ability of the Company to achieve its growth strategy by opening new retail optical departments in existing and new host stores is dependent on the Company's ability to obtain suitable optical locations within existing and new host stores. The Company faces competition for suitable locations in host stores from other national, regional and local retail optical chains and independent optical retailers, a few of which already operate optical departments in host stores. Management does not believe that the Company's growth strategy will be adversely effected by the fact that Cole National operates more retail optical departments in host stores (principally through Sears locations) than the Company. In addition, the Company's ability to obtain locations within host stores is dependent on whether or not the host store's management decides to include an optical department within a particular host store.

     Additionally, the Company faces competition from advances in vision correction technologies, including laser surgery and other surgical vision correction procedures. This could result in decreased demand for eyeglasses and contact lenses.

     To the extent U.S. Vision's customers may not be covered by its eye care benefit plans, the Company may compete with other vision care benefit plans and retailers who provide alternative vision care plans. As the number of national and regional managed vision care programs increase, competition for customers will intensify among the various vision care programs.

Facilities

     The Company owns a 20,000 square foot facility in Blackwood, New Jersey, which serves as the Company's corporate headquarters and a neighboring 60,000 square foot optical laboratory and distribution facility. The real property on which these facilities are located, as well as the buildings and certain equipment located therein, secure the Company's obligations under the DRPA Term Loans. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Liquidity and Capital Resources." Styl-Rite, the Company's frame manufacturing and importing operation, owns and operates a 40,000 square foot facility in Miami, Florida. The real property on which this facility is located, as well as the building, secure the Company's obligations under the Revolving Line of Credit and Term Loan.


Employees

     As of July 31,1997, the Company had approximately 2,500 full-time and part-time employees, of which: (i) approximately 1,960 were employed in the Company's retail outlets; (ii) 350 were employed in manufacturing and distribution in the Company's laboratory in Blackwood; (iii) 100 were employed at the Company's Styl-Rite manufacturing center in Miami; and (iv) 90 were employed in administrative, marketing and managerial positions at the Company's headquarters in Blackwood.

     Approximately 60 of the Company's employees at the Styl-Rite facility are subject to a collective bargaining agreement with the United Optical Workers that expires in 2000. The Company has never experienced a work stoppage or other organized labor dispute and considers its labor relations to be good.

     By providing its employees with extensive training and a positive, employee-friendly work environment, the Company believes that it has successfully retained quality employees and, accordingly, improved operating efficiencies. In June 1997, the Company opened a daycare facility to provide affordable child care for children of its employees. Management believes innovative employee programs have had a positive effect on full and part-time labor productivity, especially for working parents.


Government Regulation

     The Company is subject to a variety of federal, state and local laws, rules and regulations affecting the health care industry and the delivery of health care services. State and local legal requirements vary widely among jurisdictions and are subject to frequent change. Federal legal requirements are also subject to change.

     Relationships between the Company and independent optometrists and ophthalmologists are subject to federal, state and local laws and regulations. State laws generally prohibit the practice of medicine and optometry by unlicensed practitioners. In addition, many states prohibit medical practitioners and optometrists from splitting fees with business corporations such as the Company and prohibit the practice of medicine and optometry by corporate entities. Some states have enacted laws governing the ability of ophthalmologists and optometrists to enter into contracts to provide professional services with business corporations or lay persons. Some states prohibit the Company from computing its fee for rent, equipment leases and management services provided by the Company based on a percentage of the gross revenue of the ophthalmologists and the optometrists. Such requirements are particularly comprehensive in California and Texas, where the Company operates a significant number of stores. Further, some states restrict the location of optometric offices in relation to optical stores, such as the Company's, and regulate advertising and the solicitation of prospective patients.

     Relationships between the Company and independent ophthalmologists and optometrists are also subject to the fraud and abuse provisions of the federal Social Security Act which include the "anti-kickback" laws. The anti-kickback laws prohibit the offering, payment, solicitation or receipt of any direct or indirect remuneration for the referral of Medicare or Medicaid patients or for the ordering or providing of Medicare or Medicaid covered services, items or equipment. Violations of these laws may result in substantial civil or criminal penalties for individuals or entities and exclusion from participation in the Medicare and Medicaid programs. Several states, including states in which the Company operates, have adopted similar laws that cover patients with private health insurance coverage as well as those covered by government programs. Although management believes it is not in violation of the anti-kickback laws, the applicability of these provisions has been subject to only limited judicial and regulatory interpretation. In addition, certain of the Company's products, specifically frames manufactured by Styl-Rite, must comply with standards set by the United States Food and Drug Administration.

     The Company, as well as the independent optometrists providing services in or adjacent to the Company's stores, from time to time receive inquiries from regulatory bodies regarding its compliance with applicable state and local regulations. If the Company's relationships with ophthalmologists and optometrists are challenged, the Company may be required to alter the manner in which it conducts its business. There can be no assurance that a review of the Company's business by courts or regulatory authorities will not result in determinations that could adversely affect the operations of the Company or that new laws, regulations or interpretations of current laws and regulations will not have a material adverse effect on the Company's business, financial condition or results of operations.



Legal Proceedings

     The Company is subject to various pending and threatened litigation from time to time in the ordinary course of business. Although all litigation involves some degree of uncertainty, in the opinion of management, liabilities, if any, arising from such litigation or threat thereof are not expected to have a material adverse effect on the Company.

                                  MANAGEMENT


Executive Officers and Directors

     The following table sets forth certain information with respect to executive officers, directors and key employees of the Company as of July 31, 1997.

Name                            Age    Position
----                            ---    --------
  William A. Schwartz, Jr.      56     President, Chief Executive Officer and Director
  Reid V. Eikner                54     Executive Vice President, Finance and Administration
  George T. Gorman              46     Executive Vice President, Retail
  James M. McGrath              57     Executive Vice President, Retail Operations
  Gayle E. Schmidt              45     Executive Vice President, Manufacturing
  George E. McHenry, Jr.        45     Secretary, Treasurer and Chief Financial Officer
  G. Kenneth Macrae             66     Director
  Richard K. McDonald           49     Director
  Dennis J. Shaughnessy         50     Director
  J. Roger Sullivan, Jr.        54     Director
  David M. Tracy                73     Director
  Peter M. Troup                54     Director


------------

     William A. Schwartz, Jr. has served as the President, Chief Executive Officer and Director of the Company and its predecessors since 1967. Mr. Schwartz has been involved in the optical retail industry for more than 30 years. Mr. Schwartz is married to Ms. Schmidt.

     Reid V. Eikner has served as the Executive Vice President, Finance and Administration of the Company since November 1995. Prior to joining the Company, Mr. Eikner was President and Chief Executive Officer of Best Way Distributing Company from 1989 to 1995. From 1982 to 1989, Mr. Eikner was employed by CRI International, Inc. in various managerial capacities.

     George T. Gorman has served as the Executive Vice President, Retail of the Company since September 1996. From 1975 until joining the Company, Mr. Gorman was a senior retail officer with Strawbridge & Clothier, a full line department store.

     James M. McGrath has served as the Executive Vice President, Retail Operations of the Company since 1990. From 1967 to 1990, Mr. McGrath served in various managerial capacities with the Company.

     Gayle E. Schmidt has served as the Executive Vice President, Manufacturing of the Company since 1988. From 1970 to 1990, Ms. Schmidt served in various managerial capacities with the Company. Ms. Schmidt is married to Mr. Schwartz.

     George E. McHenry, Jr. has served as the Secretary, Treasurer and Chief Financial Officer of the Company since 1990. He served as Vice President, Finance from 1987 to 1990. Prior to joining the Company, Mr. McHenry was an accountant with the firms of Touche Ross & Co. (now Deloitte & Touche) and Main Hurdman (now KPMG Peat Marwick) from 1974 to 1987.


         G. Kenneth Macrae has been a Director of the Company since 1990. Mr. Macrae has been the President of Keystone Venture Capital Management Co., a venture capital firm in Philadelphia, Pennsylvania, since 1983, and the President and Director of KVM IV MCGP, Inc., the general partner of Keystone Venture IV Management Company, L.P., the general partner of Keystone IV. From 1983 through 1992, Mr. Macrae and certain of his affiliates failed to file timely ownership reports on Forms 3 and 4 and to file timely and amend promptly Schedules 13D. As a result, the Securities and Exchange Commission entered an order on August 17, 1993, pursuant to which Mr. Macrae and certain of his affiliates agreed to permanently cease and desist from committing or causing any violations of the requirements of Section 13(d) and 16(a) of the Securities Exchange Act of 1934 and certain of the rules promulgated thereunder.


     Richard K. McDonald has been a Director of the Company since 1994. Since 1988, Mr. McDonald has served as the President and Director of Constitutional Capital Corporation, a general partner of RAA; a general partner of M&M; and a general partner of RKM Investment Company, the general partner of Constitution Capital Corporation. From 1990 to 1993, he served as a Senior Vice President of Westinghouse Credit Corporation.

     Dennis J. Shaughnessy has been a Director of the Company since 1994. Since September 1989, Mr. Shaughnessy has served as the Managing Director, Treasurer and Director of Grotech Capital Group, Inc., the general partner of Grotech III, Grotech Companion and Grotech Pennsylvania; and Managing Director, Treasurer and Director of Grotech Capital Group IV, Inc., the general partner of Grotech IV. He served as the President and Chief Executive Officer of CRI International, Inc. from 1985 to September 1989. Mr. Shaughnessy currently serves on the board of Tesseco Technologies, Inc., Secure Computing, Inc. and Forensic Technologies, Inc.

     J. Roger Sullivan, Jr. has been a Director of the Company since 1994. Since March 1994, Mr. Sullivan has served as a special partner of Grotech Capital Group, Inc., the general partner of Grotech III, and Group IV, Inc., the general partner of Grotech IV. From 1993 to March 1994, he was self employed as a consultant. From 1979 to 1992 he served as a Senior Vice President of First National Bank of Maryland.

     David M. Tracy has been a Director of the Company since 1994. Mr. Tracy has extensive experience in the textile and home furnishing industries, having served as the former Vice Chairman of J.P. Stevens and Co. and the past president of Fieldcrest Mills, Inc. Mr. Tracy currently serves on the board of International Executive Service Corps, Stonehill College, the Educational Foundation for the Fashion Industries and Decorative Home Accents. For the last three years, Mr. Tracy has been the Chairman of Calvin Klein Home, Inc. and the Vice Chairman of Decorative Home Accents. For the two years prior to serving in such capacities. Mr. Tracy was the Vice Chairman of Home Innovations, Inc.

     Peter M. Troup became a Director of the Company in November 1997. Since 1996, Mr. Troup has served as a management consultant to the retail industry. From 1994 to 1995 he served as the vice president of international marketing of E&J Gallo Winery. From 1991 to 1994, Mr. Troup was the general manager of Proctor & Gamble's cosmetics and fragrances operations in the United Kingdom.

     Following this offering, the board of directors intends to consider other unaffiliated individuals for nomination to the board.


Board Meetings and Committees of the Board

     The Company's Board of Directors has a standing Executive Committee, Audit Committee, Compensation Committee and Stock Option Committee. The principal responsibilities and membership of each committee are described below.

     Executive Committee. The Executive Committee has the authority to exercise substantially all of the powers of the Company's Board of Directors in the management and business affairs of the Company, except it does not have the authority to declare dividends, authorize the issuance of shares of Common Stock, modify the Company's Certificate of Incorporation or its Bylaws, adopt any agreement of merger or consolidation or recommend to the stockholders the sale, lease or exchange of all or substantially all of the Company's assets or the dissolution of the Company. The members of this committee are Messrs. Macrae, McDonald and Schwartz.

     Audit Committee. The Audit Committee is responsible for reviewing the Company's accounting and financial practices and policies and the scope and results of the Company's audit. The Audit Committee is also responsible for recommending the selection of the Company's independent public accountants. This committee is presently comprised of Messrs. McDonald and Sullivan.

     Compensation Committee. The Compensation Committee reviews the compensation of executive officers, except members of the committee, and makes recommendations to the Board regarding executive compensation. This committee is presently comprised of Messrs. Shaughnessy, Macrae and Schwartz.

     Stock Option Committee. The Stock Option committee administers the Company's existing stock option plan. This committee is presently comprised of Messrs. Shaughnessy and Macrae.

Executive Compensation

     The following table summarizes the compensation earned by the Company's Chief Executive Officer and its four other most highly compensated executive officers (whose compensation exceeded $100,000 in fiscal 1996), collectively, the "Named Officers," for services rendered in all capacities to the Company during the fiscal year ended January 31, 1997.


                          Summary Compensation Table

                                                           Long-Term
                                   1996 Compensation      Compensation
                                  --------------------   -------------
                                                           Securities
                                                           Underlying
                                                           Options/        All Other
                                   Salary      Bonus         SARs         Compensation
Name and Principal Positions         ($)        ($)           (#)           ($)(1)
-------------------------------   ---------   --------   -------------   -------------
William A. Schwartz, Jr  ......   230,900      60,000      228,735              --
 President, Chief Executive
   Officer and Director
Reid V. Eikner  ...............   179,800      40,000       76,050              --
 Executive Vice President,
   Finance and Administration
George T. Gorman(2)   .........    43,400      15,000       15,665              --
 Executive Vice President,
   Retail
Gayle E. Schmidt   ............   159,700      40,000       76,050          15,300
 Executive Vice President,
   Manufacturing
George E. McHenry, Jr.   ......   149,000      25,000       76,050           7,800
 Secretary, Treasurer and
   Chief Financial Officer

------------
(1) Represents amounts paid by the Company to the account of the Named Officers for unused vacation time.
(2) Mr. Gorman's employment with the Company began in September 1996.


Stock Option Plan

     Pursuant to the Company's 1996 Stock Option Plan, as amended (the "Stock Option Plan"), incentive options may be granted to eligible individuals for the purchase of an aggregate of up to 1,300,000 shares of Common Stock, of which options to acquire 639,665 shares have already been granted. Eligible individuals include key employees and such employees of the Company or its subsidiaries as the Board of Directors may determine from time to time. The Stock Option Plan is administered by the Stock Option Committee of the Board, which determines, in its discretion, the number of shares subject to each incentive option granted and the related purchase price and option period. The Stock Option Committee consists of Messrs. Shaughnessy and Macrae, both of whom are disinterested directors with respect to the Stock Option Plan.

     The Stock Option Plan requires that the exercise price for each incentive stock option must not be less than the fair market value per share of the Common Stock at the time the option is granted. No incentive stock option, however, may be granted to an employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company unless the option price is at least 110% of the fair market value of the Common Stock at the date of grant and option period is not more than five years from the date of grant. No employee may be granted incentive stock options that first become exercisable during a calendar year to purchase Common Stock, or stock of any affiliate (or a predecessor of the Company or an affiliate), with an aggregate fair market value (determined as of the date of grant of each option) in excess of $100,000. An incentive stock option counts against the annual limitation only in the year it first becomes exercisable. Incentive stock options may be granted only to employees of the Company.

     The option period may not be more than ten years from the date the option is granted. Options may be exercised in annual installments as specified by the Stock Option Committee. All installments that become exercisable are cumulative and may be exercised at any time after they become exercisable until the option expires. Options are not assignable or transferable other than by will or the laws of descent and distribution.

     Full payment for shares purchased upon exercise of an option must be made at the time of exercise. No shares may be issued until full payment is made. The Stock Option Plan provides that an option agreement may permit an optionee to tender previously owned shares of Common Stock in partial or full payment for shares to be purchased on exercising an option. Unless sooner terminated by action of the Board, the Stock Option Plan will terminate in 2006. Subject to certain exceptions, the Stock Option Plan may be amended, altered, or discontinued by the Board without stockholder approval.

     The Board has retained the right to amend or terminate the Stock Option Plan as it deems advisable. However, without stockholder approval no amendment shall be made to: (i) change the aggregate number of shares that may be issued under options pursuant to the provisions of the plan; (ii) reduce the price at which options may be exercised to an amount less than fair market value per share at the time the options are granted; or (iii) change the class or classes of employees eligible to receive options. However, the Board of Directors may make changes to the plan or outstanding options to enable options to continue to qualify under Section 422 of the Internal Revenue Code, and the Board of Directors has the power to accelerate the vesting of or extend the time of exercise for options subject to the limitations set forth in the plan.

     The following table provides information regarding the stock options granted by the Company to Named Officers during fiscal 1996. Other than the incentive stock options which were granted to Mr. Gorman in October 1996 in connection with the beginning of his employment with the Company, all of the following incentive stock options were granted in March 1996 and replaced previously granted non-qualified options.

                        Fiscal Year 1996 Option Grants

                                                                    Individual Grants
                                   -----------------------------------------------------------------------------------
                                                                                               Potential Realizable
                                                                                                    Value at
                                                                                             Assumed Annual Rates of
                                     Number of     Percent of                                Stock Price Appreciation
                                    Securities       Total                                              for
                                    underlying      Options      Exercise of                       Option Term (1)
                                    Option/SARs    Granted to    Base Price     Expiration   -------------------------
                                    Granted (#)    Employees      ($/Share)        Date           5%           10%
                                   -------------  ------------  -------------  ------------  ------------  -----------
Name
----

William A. Schwartz, Jr.   ......    228,735         35.7%        $ 7.69         10/01/04    $1,969,408    $4,165,264
Reid V. Eikner    ...............     76,050         11.9           7.69         10/01/04       654,790     1,384,870
George T. Gorman  ...............     15,665          2.4           7.69         09/01/06       134,875       285,260
Gayle E. Schmidt  ...............     76,050         11.9           7.69         10/01/04       654,790     1,384,870
George E. McHenry, Jr.  .........     76,050         11.9           7.69         10/01/04       654,790     1,384,870

------------
(1) The potential realizable values set forth under these columns result from calculations assuming 5% and 10% growth rates as set by the Securities and Exchange Commission and are not intended to forecast future price appreciation of the Company's Common Stock. The amounts reflect potential future value based upon growth at these prescribed rates. The Company did not use an alternative formula for a grant date valuation, an approach which would state gains at present, and therefore lower, value. The Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. Actual gains, if any, on stock options exercises are dependent on the future performances of the Company's Common Stock. There can be no assurance that the amounts reflected in this table will be achieved.

     No options were exercised by the Named Officers during the fiscal year ended January 31, 1997. The following table provides information concerning unexercised options and the value of options held by the Named Officers at fiscal year end.


                 Aggregate Option Exercises in Fiscal Year 1996
                          and Year-end Option Values

                                                                           Value of Unexercised
                                               Number of                       in-the-Money
                                         Securities Underlying                  Options at
                                          Unexercised Options                January 31, 1997
                                        at January 31, 1997(#)                    (1)($)
                                    -------------------------------   ------------------------------
              Name                   Exercisable     Unexercisable     Exercisable     Unexercisable
---------------------------------   -------------   ---------------   -------------   --------------
William A. Schwartz, Jr.   ......     228,735               --          $528,378         $    --
Reid V. Eikner    ...............      76,050               --           175,676              --
George T. Gorman  ...............       5,221           10,444            12,061          24,126
Gayle E. Schmidt  ...............      76,050               --           175,676              --
George E. McHenry, Jr.  .........      76,050               --           175,676              --

------------
(1) The initial public offering price is used in lieu of the fair market value of the Company's Common Stock as of January 31, 1997 in accordance with the guidelines of the Securities and Exchange Commission and should not be construed to equal such fair market value.


Employment Agreements

     The Company has employment agreements with the following executive officers: William A. Schwartz, Jr., President and Chief Executive Officer; George T. Gorman, Executive Vice President Retail; Gayle E. Schmidt, Executive Vice President Manufacturing, Reid V. Eikner, Executive Vice President Finance; George E. McHenry, Jr., Vice President, Secretary and Chief Financial Officer. The employment contracts provide for a guaranteed base salary and the right to be considered for such bonus programs as are adopted by the board of directors. All of the agreements were entered into in 1994, except Mr. Eikner's and Mr. Gorman's, both of whom entered into their contracts in 1995 and 1996, respectively. Mr. Schwartz's employment agreement has been extended for an additional three year term commencing in November 1997. The employment agreements of all of the individuals terminate in November 1998, except Mr. Schwartz's agreement, which terminates in November 2000 and Mr. Gorman's agreement, which terminates in September, 1999. All of the contracts automatically renew annually if not terminated by either party, except that Mr. Eikner has the right to resign in November of 1997 and receive one year's severance. Under the terms of the agreements, the executive is entitled to salary continuation for the balance of the term of the employment agreement in the event that the contract is terminated by the Company other than for good cause or, in the case of Ms. Schmidt and Messrs. Schwartz, Eikner and McHenry, if the employee resigns because the employee's compensation is reduced, the employee is required to relocate or there is a material reduction in the employee's duties or responsibilities. The severance due to such executive depends on the monthly salary at the time and the term of such severance period but in no event may Mr. Schwartz's be less than one year. The monthly salary for such executives is as follows: Mr. Schwartz -- $20,417; Mr. Eikner -- $13,333; Mr. Gorman -- $13,333; Ms. Schmidt -- $13,333; and Mr. McHenry --
$12,500. Messrs. Schwartz, Eikner and Gorman have non-compete and non-solicitation agreements which limit their rights to seek competitive employment or hire away employees of the Company following the termination of their employment with the Company.


Director Compensation


     The Company has granted options to acquire Common Stock to directors who are not employed, affiliated with or 5% stockholders of the Company. Non-employee directors have historically received $15,000 per year in director fees. The Company has agreed to grant as director compensation to Messrs. Tracy and Troup concurrent with this offering, five year options, which vest over two years, to acquire Common Stock at the public offering price. Assuming an offering price of $10.00 per share, Mr. Tracy will receive options to acquire 10,000 shares and Mr. Troup will receive options to acquire 20,000 shares. The Company also reimburses directors for out-of pocket expenses. The purpose of using options as director compensation is to encourage the ownership of Common Stock by the outside directors upon whose judgment and ability the Company depends for its long term growth and development and to provide an effective and economic manner of compensating outside directors. This is intended to promote a close identity of interest among the Company, the outside directors and the stockholders, and to provide a further means to attract and retain outstanding board members.

     In November 1995, options to purchase up to 16,250 shares of the Company's Common Stock were issued to Mr. Tracy.

                             CERTAIN TRANSACTIONS

     On December 2, 1994, all of Westinghouse Credit Corporation's ("Westinghouse") interest in the Company was acquired by RAA, an entity created for the sole purpose of acquiring Westinghouse's interest in the Company. Following RAA's acquisition of Westinghouse's interest, which included over 80% of the Company's Common Stock and $19,350,000 of preferred stock and debt, RAA guaranteed loans to the Company and loaned additional funds to the Company. See "Use of Proceeds." RAA was dissolved in fiscal 1995, and its ownership in the Company was transferred to its former partners. Messrs. Dennis J. Shaughnessy, J. Roger Sullivan, Jr., Richard K. McDonald and
G. Kenneth Macrae, all of whom are directors of the Company and are officers, directors and or shareholders in one or more of the entities which were partners in RAA. See "Principal Stockholders." The former partners of RAA agreed to guarantee a $3,600,000 overadvance on the Company's revolving line of credit until November 13, 1995. The guarantee was extinguished in January 1996, at which time the Company issued the Subordinated Debt in the amount of $7,200,000 to the former RAA partners. The Subordinated Debt, the balance of which was $8,837,000 as of July 31, 1997, is held by the following affiliates of directors and former directors in the amounts indicated: Grotech Partners IV, L.P. ($3,588,000); Keystone Ventures IV, L.P. ($753,000); Stolberg Partners, L.P. ($2,803,000); Richard K. McDonald ($460,000); and Constitution Partners I, L.P. ($897,000), and by the following non-affiliates; Penn Janney Fund, Inc. ($224,000) and Needham Capital Partners, L.P. ($112,000). See "Management--Executive Officers and Directors", "Principal Stockholders" and "Underwriting." The Subordinated Debt is subordinate to the Company's Revolving Line of Credit and Term Loan, and accrues interest at the rate of 12.0% per annum. The principal balance and all accrued interest on the Subordinated Debt is due and payable in full on March 1, 1998. The Company intends to repay this debt in full with the proceeds of this offering.

     The following directors are affiliated with the following entities: Dennis
J. Shaughnessy and J. Roger Sullivan, Jr. (Grotech Partners IV, L.P., Grotech Partners III, L.P., Grotech III Companion Fund, L.P. and Grotech III Pennsylvania Fund, L.P.); Richard K. McDonald (M&M General Partnership and Constitution Partners, L.L.P.); and G. Kenneth Macrae (Keystone Ventures IV, L.P.). Mr. E. Theodore Stolberg, a partner of Stolberg Partners, L.P. served as a director of the Company for two years prior to his resignation in October 1997.

     Since 1990, the Company has leased a retail store and office space located in a 7,000 square foot building in Philadelphia, Pennsylvania, from a limited partnership in which William A. Schwartz, Jr., a director, the President and Chief Executive Officer of the Company and the general partner of such partnership, Gayle E. Schmidt, the Executive Vice President, Manufacturing of the Company, George E. McHenry, Jr., the Secretary, Treasurer and Chief Financial Officer of the Company and James M. McGrath, the Executive Vice President, Retail Operations of the Company are limited partners, each of whom owns 10% of such limited partnership. The Company made payments to the partnership of $136,600 in fiscal 1995, $136,600 in fiscal 1996 and $67,800 through August 1, 1997. Management believes that the lease terms are comparable to those that could have been obtained pursuant to an arms length transaction with unaffiliated parties.

     The Company has a consulting arrangement with David M. Tracy, a director of the Company, pursuant to which Mr. Tracy receives compensation in the amount of $1,500 per day for consulting services rendered at the Company's request. During fiscal 1996, Mr. Tracy received $20,000 in compensation from the Company for consulting services rendered.

                            PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of August 31, 1997 (giving pro forma effect to the conversion of all outstanding shares of the Series A Preferred Stock and the Series C Preferred Stock into Common Stock, assuming an offering price of $10.00 per share), and as adjusted to reflect the sale of shares offered hereby, by: (i) each director of the Company who beneficially owns Common Stock and the Company's executive officers; (ii) all of the Company's directors and executive officers as a group; and (iii) each person known to the Company to be the beneficial owner of more than 5% of the Common Stock as of August 31, 1997.
     The number of shares of the Company's Common Stock beneficially owned by each individual or entity set forth below is determined under the rules of the Securities and Exchange Commission (the "Commission") and the information is not necessarily indicative of beneficial ownership for any other purpose.
Under such rules, beneficial ownership includes any shares as to which an individual has sole or shared voting power or investment power and any shares which an individual presently, or within 60 days, has the right to acquire through the exercise of any stock option or other right. However, such shares are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person. Unless otherwise indicated, each individual has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares of the
Company's Common Stock set forth in the table below.

                                                              Percentage of Ownership(1)
                                              Number of          -----------------------
                                         Shares Benefically   Before the      After the
Officers, Directors & 5% Stockholders         Owned(1)           Offering       Offering
---------------------------------------  ------------------   ----------      ----------

Grotech Partners IV, L.P. .............     1,496,607           30.0%           20.0%
Stolberg Partners L.P. ................     1,438,954           28.9%           19.2%
Constitution Partners I, L.P. .........       460,355            9.2%            6.1%
Keystone Ventures IV, L.P. ............       460,420            9.2%            6.2%
Dennis J. Shaughnessy (2)  ............     1,841,838           40.3%           24.6%
J. Roger Sullivan, Jr. (2)    .........     1,841,838           40.3%           24.6%
Richard K. McDonald (3)    ............       696,590           15.2%            9.3%
G. Kenneth Macrae (4)   ...............       460,420           10.1%            6.2%
William A. Schwartz, Jr. (5)  .........       333,718            7.0%            4.3%
David M. Tracy ........................        16,250              *               *
Reid V. Eikner    .....................        76,050            1.6%            1.0%
George T. Gorman  .....................         5,221             *                *
Gayle E. Schmidt (6) ..................        77,090            1.7%            1.0%
George E. McHenry, Jr.  ...............        76,050            1.6%            1.0%
All directors and officers as a
  group(7) ............................     3,583,227           71.9%           47.9%




------------
* Less than one percent.
(1) Assumes no exercise of the Underwriters' over-allotment option.


(2) The shares of Common Stock listed in Mr. Shaughnessy's and Mr. Sullivan's name are owned by Grotech Partners IV, L.P., Grotech Partners III, L.P., Grotech III Companion Fund, L.P. and Grotech III Pennsylvania Fund, L.P., each a limited partnership in which Mr. Shaughnessy and Mr. Sullivan serve as directors and or officers of the respective general partners.
(3) A portion of the shares of Common Stock and derivative securities listed in Mr. McDonald's name are owned by M&M General Partnership and Constitution Partners I, L.P., each a limited partnership in which Mr. McDonald serves as a director and or officer of the respective general partners.
(4) The shares of Common Stock listed in Mr. Macrae's name are owned by Keystone Venture IV, L.P., a limited partnership in which Mr. Macrae serves as a director and or officer of its general partner. Includes 22,945 shares of Common Stock issuable upon exercise of currently exercisable options.
(5) Includes 228,735 shares issuable upon exercise of currently exercisable options. Mr. Schwartz is married to Ms. Gayle E. Schmidt and, accordingly, may be deemed to beneficially own the shares held by Ms. Schmidt.
(6) Includes 76,050 shares issuable upon exercise of currently exercisable options. Ms. Schmidt is married to Mr. William A. Schwartz, Jr. and, accordingly may be deemed to beneficially own the shares held by Mr. Schwartz.
(7) Includes 554,406 shares of Common Stock issuable upon exercise of currently exercisable options.

                         DESCRIPTION OF CAPITAL STOCK



     The Company is a Delaware corporation authorized to issue 15,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of Preferred Stock, par value $0.01 per share, issuable in series, the relative rights, limitations, and preferences of which may be designated by the Board of Directors. As of the date hereof, the Board of Directors has designated the Series A Preferred Stock and the Series C Preferred Stock both of which will be converted into common stock in this offering. The Company currently has 2,503,540 shares of Common Stock, 165 shares of Series A Preferred Stock and 122,730 shares of Series C Preferred Stock outstanding. Upon consummation of this offering, 7,485,743 shares of Common Stock (7,860,743 if the over-allotment option is exercised in full) and no shares of Preferred Stock will be outstanding at an assumed offering price of $10.00 per share. The actual public offering price, however, will determine how many shares of Common Stock are issued upon conversion of the Series A Preferred Stock and the Series C Preferred Stock.


     Common Stock. The holders of Common Stock are entitled to one vote per share on all matters that may come before them. Subject to the relative rights, limitations, and preferences of the Series A Preferred Stock, the Series C Preferred Stock or any other series of preferred stock that may be issued. Holders of Common Stock are entitled, among other things: (i) to share ratably in dividends if, when, and as declared by the Company's Board of Directors out of legally available funds; and (ii) in the event of the liquidation, dissolution, or winding-up of the Company, to share ratably in the distribution of legally available assets, after payment of debts and expenses. The holders of Common Stock have no preemptive rights to subscribe for additional shares of any of the Company's capital stock or other securities. No cumulative voting rights exist with regard to the election of directors.

     Preferred Stock. Under the Company's Certificate of Incorporation, the Board of Directors is authorized, without further stockholder action, to provide for the issuance of preferred stock in one or more classes or series within any class or classes, with such designations, preferences, qualifications, limitations and special or relative rights, if any, as may be designated by the Board of Directors. The authority of the Board of Directors includes, but is not limited to, the determination or fixing of the following with respect to shares of each class or any series thereof: (i) the voting rights and powers, if any; (ii) the rates and times at which, and the terms and conditions on which, dividends, if any, will be paid, and any dividend preferences or rights of cumulation; (iii) whether shares shall be convertible or exchangeable, and if, so, the terms and provisions thereof; (iv) whether shares shall be redeemable, and, if so, the terms and conditions thereof; and
(v) the rights and preferences, if any upon the voluntary or involuntary dissolution, liquidation or winding up of the Company.

     Series A 9% Cumulative Preferred Stock. The Board of Directors has authorized the issuance of 200 shares of Series A Preferred Stock, 165 of which have been issued and are outstanding. The Series A Preferred Stock is senior to the Common Stock and any other capital stock of the Company ranking junior to the Series A Preferred Stock as to dividends and upon the liquidation, dissolution or winding up of the Company's affairs. Holders of the Series A Preferred Stock are entitled to receive cumulative dividends when, as and if declared by the Board of Directors out of funds legally available therefor, at the annual rate of 9% per annum until December 31, 1998 or, at the option of the Company, by the issuance of additional shares of Series A Preferred Stock. After that date, all dividends are subject to an adjustable rate based on the treasury bond rate then in effect. Unless all accrued dividends on the Series A Preferred Stock have been paid or set apart for payment: (i) no dividends or other distributions may be paid or set apart for payment on the Common Stock or any other class of capital stock ranking junior to the Series A Preferred Stock as to dividends or other distributions; and (ii) the Company is prohibited from repurchasing, redeeming or otherwise acquiring Common Stock or any other class of capital stock ranking junior to the Series A Preferred Stock as to dividends and other distributions, except by conversion of such junior stock into, or exchange of such stock for, stock of the Company ranking junior to the Series A Preferred Stock as to dividends.

     Shares of the Series A Preferred Stock may be redeemed at the option of the Company at any time, in whole or in part, at a price per share of $100,000, plus accrued and unpaid dividends (the

"Redemption Price"). The Series A Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. Further, the holders of Series A Preferred Stock are entitled to elect two members to the Company's Board of Directors, but have only limited voting rights and no preemptive rights or subscription rights in respect of any capital stock of the Company.

     In the event of any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, before any distribution of assets may be made to the holders of any Common Stock or the holders of any other capital stock of the Company that ranks junior to the Series A Preferred Stock upon liquidation, the holders of shares of Series A Preferred Stock are entitled to receive, out of the assets of the Company available for distribution to its shareholders, an amount equal to the Redemption Price plus any accrued and unpaid dividends.

     Series C 9% Cumulative Preferred Stock. Pursuant to its authority under the Certificate of Incorporation, the Board of Directors of the Company has authorized the issuance of 300,000 shares of Series C Preferred Stock, 122,730 shares of which have been issued and are outstanding. The Series C Preferred Stock is senior to all capital stock of the Company as to dividends and upon liquidation, dissolution or winding up of the Company's affairs. Holders of the Series C Preferred Stock are entitled to receive cumulative quarterly dividends out of funds legally available therefor, at the annual rate of 9% per annum or, at the option of the Company, by the issuance of additional shares of Series C Preferred Stock. Any quarterly dividends payable after December 1, 1999, are payable only in cash out of funds legally available therefor, at the annual rate of 25% per annum. Unless full cumulative quarterly dividends on all outstanding shares of the Series C Preferred Stock have been paid or declared and set aside for payment for all past dividend periods: (i) no dividends, in cash, stock or other property, may be declared or any other distribution made upon any other capital stock of the Company; and (ii) no other capital stock of the Company may be redeemed pursuant to a sinking fund or otherwise purchased or otherwise acquired for any consideration by the Company.

     Shares of the Series C Preferred Stock may be redeemed at the option of the Company at any time, in whole or in part, at a price per share of $63.50 (subject to adjustments for any stock dividends, combinations, splits or recapitalizations), plus accrued and unpaid dividends (the "Redemption Price"). The Series C Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. Further, the holders of Series C Preferred Stock are entitled to elect two members to the Company's Board of Directors, but have only limited voting rights and have no preemptive rights or subscription rights in respect of any securities of the Company.

     In the event of any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, before any distribution of assets may be made to the holders of any other capital stock of the Company, the holders of shares of Series C Preferred Stock are entitled to receive, out of the assets of the Company available for distribution to its shareholders, an amount equal to the Redemption Price plus any accrued and unpaid interest on any dividends.


Conversion of Series A Preferred Stock and Series C Preferred Stock


     The designation of rights for both the Series A Preferred Stock and the Series C Preferred Stock provide for the conversion of such preferred stock into Common Stock at the option of the stockholder in connection with any public offering accomplished during 1997. The Series A Preferred Stock and the Series C Preferred Stock of the Company provide for conversion of the face amount of such preferred stock (including accrued but unpaid dividends) at the price at which the Common Stock is offered to the public in this offering. Accordingly, the conversion ratio of the Series A Preferred Stock and the Series C Preferred Stock is subject to adjustment based upon the public offering price of the Common Stock. The number of shares issuable upon conversion of all of such preferred stock assumes a public offering price of $10.00. Any dividends accrued on the Series A Preferred Stock and Series C Preferred Stock prior to this offering and after October 31, 1997, will be paid in cash by the Company. If the offering price is lower than $10.00 per share, more shares of Common Stock will be issued in the conversion; if the offering price is higher than $10.00 per share, fewer shares of Common Stock will be issued in connection with the conversion of such preferred stock. At an assumed offering price of $10.00 per share, 1,685,333 and 796,871 shares, respectively, of Common Stock would be issuable upon conversion of the Series A Preferred Stock and the Series C Preferred Stock in connection with this offering. The actual public offering price, however, will determine how many shares of Common Stock are issued upon conversion of the Series A Preferred Stock and the Series C Preferred Stock. If the offering price is $9.00 per share, 1,872,592 and 885,412 shares, respectively, of Common Stock will be issuable upon conversion of Series A Preferred Stock and the Series C Preferred Stock. If the offering price is $11.00 per share, 1,532,121 and 724,428 shares, respectively, of Common stock will be issuable upon conversion of the Series A Preferred Stock and the Series C Preferred Stock.



Registration Rights

     The Company, certain stockholders, William A. Schwartz, Jr., Reid V. Eikner, Gayle E. Schmidt, George E. McHenry, Jr. and James M. McGrath are parties to a Stockholders' Agreement dated December 29, 1995 (the "Stockholders' Agreement" ). Under the terms of the Stockholders' Agreement, the holders of at least two-thirds of all shares of Common Stock covered by the Stockholders' Agreement may, at any time after December 29, 1997, require the Company to register all or a portion of those shares of Common Stock under the Securities Act at the expense of the Company. The Stockholders' Agreement also provides that the Company must provide each party to the Stockholders' Agreement with written notice of any proposal by the Company to register any Common Stock under the Securities Act for sale to the public. If any party to the Stockholders' Agreement elects to have its shares registered under the Securities Act along with those of the Company, the Company is required to use its best efforts to include such party's shares in any registration of Common Stock by the Company for sale to the public. In addition, the Stockholders' Agreement provides that those parties covered by the agreement may elect to have their shares registered on Form S-3 if such is available for use by the Company; provided that the Company is not required to make more than two such registrations within any twelve-month period.


Certain Provisions of the Company's Certificate of Incorporation and Delaware
Law

Anti-takeover Provisions

     The Company's Certificate of Incorporation contains provisions described below that may reduce the likelihood of a change in management or voting control of the Company without the consent of the Company's Board of Directors. These provisions could have the effect of delaying, deterring, or preventing tender offers or takeover attempts that some or a majority of the Company's stockholders might consider to be in their best interests, including offers or attempts that might result in a premium over the market price for the Common Stock, and may have the effect of depressing the market price investors are willing to pay.

     Preferred Stock. The Company's Certificate of Incorporation permits the Company's Board of Directors to issue at any time, without stockholder approval, preferred stock with super-voting rights or other features that would deter or delay a takeover by reducing the ability of a potential acquiror to acquire the necessary voting shares to obtain control.

     Delaware Takeover Statute. The Company is subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. An "interested stockholder" is defined as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

Other Provisions

     Director Liability Limitation. As authorized by the Delaware General Corporation Law, the Com-pany's Certificate of Incorporation provides that the Company's directors will have no personal liability to the Company or its stockholders for monetary damages for breach or alleged breach of the directors' duty of care. This provision does not apply to: (i) the directors' duty of loyalty; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (iii) unlawful dividends, stock repurchases, or stock redemptions; and (iv) approval of any transaction from which such director derives an improper personal benefit. In addition, the Company's Certificate of Incorporation provides that any additional liabilities permitted to be eliminated by subsequent legislation automatically will be eliminated without further stockholder vote, unless additional stockholder approval is required by such legislation.

     The principal effect of the limitation of liability provision is that a stockholder will be unable to pursue an action for monetary damages against a director of the corporation for breach of the duty of care unless the stockholder can demonstrate one of the specified bases for liability. This provision, however, will not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws or for breaches by directors of the duty of loyalty.

     The Company's Certificate of Incorporation does not eliminate its directors' duty of care. Accordingly, the provision should not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of the duty of care.

     Indemnification. The Company's Certificate of Incorporation also provides that the Company will indemnify its directors and officers to the fullest extent permitted by Delaware law, including circumstances in which indemnification is otherwise discretionary under Delaware law. The Company generally is required to indemnify its directors and officers against all judgments, fines, settlements, legal fees, and other expenses incurred in connection with pending or threatened legal proceedings because of the director's or officer's position with the Company or another entity that the director or officer serves at the Company's request, subject to certain conditions. To receive indemnification, the director or officer must have been successful in the legal proceeding or acted in good faith in what was reasonably believed to be a lawful manner, and in, or not opposed to, the Company's best interest. The Company has entered into an indemnification agreement with each director of the Company which provides for indemnification to the fullest extent permitted by law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the Company's Certificate of Incorporation, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Transfer Agent and Registrar

     Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016-3572 has been appointed as the transfer agent and registrar for the Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this offering, 7,485,743 shares of Common Stock will be issued and outstanding (7,860,743 if the over-allotment option is exercised in full). The 2,500,000 shares of Common Stock sold in this offering (or 2,875,000 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable without restriction under the Securities Act, except that any shares acquired by an "affiliate" of the Company (as defined in the rules and regulations of the Securities Act) will be subject to certain of the resale limitations of Rule 144 promulgated under the Securities Act. Of the remaining 4,985,743 shares of Common Stock outstanding after this offering, 4,750,378 are restricted securities (the "Restricted Securities") under the Securities Act, and may not be resold except pursuant to an effective registration statement under the Securities Act regarding that sale, in accordance with the provisions of Rule 144, or in other transactions that are exempt from registration under the Securities Act.

     In general, under Rule 144 as currently in effect, a stockholder (or stockholders whose shares are aggregated for purposes of Rule 144), including an affiliate of the Company, who has beneficially owned Common Stock treated as restricted securities for at least one (1) year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of
(i) one percent of the then outstanding shares of Common Stock (approximately 75,000 shares immediately after this offering) or (ii) the average weekly trading volume of Common Stock on the Nasdaq National Market during the four calendar weeks preceding the date of the sale. These sales are also subject to certain other requirements with respect to the manner of sale, notice to the Commission, and availability of current public information about the Company. Under Rule 144(k), a stockholder who is not and has not been an affiliate of the Company at any time during the three months before a sale and who has beneficially owned restricted Common Stock for at least two (2) years before the sale will be entitled to sell the Common Stock immediately, without regard to the restrictions and requirements described above. In addition, affiliates of the Company must comply with the requirements of Rule 144, other than the one-year holding period requirement, to sell any of their shares of Common Stock that are not treated as restricted securities.

     Of the 4,750,378 Restricted Shares to be outstanding after this offering, 4,577,561 shares (all of which are subject to the lock-up agreements described below) will be eligible for sale in the public market pursuant to Rule 144, beginning 90 days after the offering, subject to the manner of sale, volume and other restrictions of Rule 144 and 172,817 shares (none of which are subject to the lock-up agreements described to below) will be eligible for sale in the public market immediately after the offering without restriction pursuant to Rule 144(k). In addition, 235,365 shares (none of which are subject to the lock-up agreements described below) are unrestricted and available for immediate sale following this offering.


     The Company is unable to estimate the number of shares that may be sold from time to time under Rule 144 because the number will depend on the market price and trading volume for the Common Stock, the personal circumstances of the sellers, and other factors.


      The Company has granted registration rights to certain of its stockholders. See "Description of Capital Stock -- Registration Rights."


     Each of the Company's officers, directors, and certain stockholders of the Company have agreed not to sell, contract to sell, grant any option for the sale of, or otherwise dispose of any shares of capital stock or any securities convertible into capital stock currently owned (a total of 2,739,534 shares upon the completion of this offering) for 180 days after the effective date of the Registration Statement without the prior written consent of Salomon Smith Barney.

     The Company plans to file a registration statement on Form S-8 to register shares of Common Stock issuable under Company stock options to employees and directors. Accordingly, shares issued pursuant to these stock options will be freely tradeable without restriction under the Securities Act, except for any shares acquired by an affiliate of the Company. The Company's Stock Option Plan provides for grants of options to purchase up to 1,300,000 shares, of which options to acquire 639,665 shares have been granted. See "Management -- Stock Option Plan" and "Description of Capital Stock."

     The Company cannot predict the effect, if any, that future sales of shares of Common Stock or the availability of shares for sale will have on the market price of the Common Stock. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect the prevailing market price of Common Stock and impair the Company's ability to raise capital by issuing additional equity securities.


                                  UNDERWRITING


     Subject to the terms and subject to the conditions set forth in the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below (the "Underwriters"), for whom Smith Barney Inc.
and Janney Montgomery Scott Inc. are acting as representatives (the "Representatives"), and each of such Underwriters has severally agreed to purchase from the Company, the respective number of shares of Common Stock set forth opposite its name below:



     Name                                   Number of Shares
     ----                                   -----------------
     Smith Barney Inc. ..................
     Janney Montgomery Scott Inc.  ......





                                               ---------
           Total    .....................      2,500,000
                                               =========

     In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock offered hereby (other than those covered by the Underwriters' over-allotment option described below) if any such shares are purchased. In the event of a default by any Underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

     The Company has been advised by the Representatives that the Underwriters propose initially to offer the shares of Common Stock to the public at the offering price set forth on the cover page of this Prospectus and to certain
dealers at such price, less a concession not in excess of $      per share. The
Underwriters may allow and such dealers may reallow a concession not in excess
of $      per share to certain other dealers. After the initial public offering, the price and such concessions may be changed by the Underwriters.


     The Company has granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to an aggregate of 375,000 additional shares of Common Stock at the same price per share as the initial 2,500,000 shares of Common Stock to be purchased by the Underwriters. The Underwriters may exercise such option only to cover over-allotments in the sale of the shares of Common Stock that the Underwriters have agreed to purchase. To the extent the Underwriters exercise such option, each Underwriter will have a firm commitment, subject to certain conditions, to purchase the same proportion of the option shares as the number of shares of Common Stock to be purchased and offered by such Underwriter in the above table bears to the total number of shares of Common Stock initially offered by the Underwriters. See "Principal Stockholders."

     The Company, its officers and directors, and the holders of all of the Common Stock and options to purchase Common Stock outstanding prior to this offering have agreed not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or announce the offering of their shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Salomon Smith Barney.

     The Underwriting Agreement provides that the Company and the Selling Stockholders will indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments the Underwriters may be required to make in respect thereof.

     During and after the offering, the Underwriters may purchase and sell the Common Stock in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members of other broker-dealers in respect of the shares of Common Stock sold in the offering for their account may be reclaimed by the syndicate if such shares are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock which may be higher than the price that might otherwise prevail in the open market.

     Immediately prior to this offering, there has been no public market for the Common Stock. The initial public offering price for the Shares was determined by negotiation between the Company and Salomon Smith Barney. Among the factors considered in determining the initial public offering price were the earnings and certain other financial and operating information of the Company in recent periods, the future prospects of the Company and its industry in general, the general condition of the securities market at the time of this offering and the market prices of securities and certain financial and operating information of companies engaged in activities similar to those of the Company. There can, however, be no assurance that the prices at which the Common Stock will sell in the public market after this offering will not be lower than the price at which they are sold by the Underwriters.

     Penn Janney Fund, Inc. ("Penn Janney"), which owns 121,777 shares of Common Stock, is an affiliate of Janney Montgomery Scott Inc., an Underwriter of this offering. See "Principal Stockholders". Penn Janney also holds $224,000 of the Subordinated Debt, all of which will be repaid with the proceeds of this offering. See "Use of Proceeds". In addition, FMH Incorporated holds options to purchase 16,689 shares of Common Stock with an exercise price of $7.69 per share. Michael J. Mufson, a Senior Vice President and Co-Director of Investment Banking at Janney Montgomery Scott Inc. and Michael C. Foley, Senior Vice President and a Director of Janney Montgomery Scott Inc., each own 25.5% of the equity interest in FMH Incorporated. Mr. Mufson also holds options to purchase 2,295 shares of Common Stock with an exercise price of $7.69 per share.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Sayles & Lidji, A Professional Corporation, Dallas, TX. Certain legal matters in connection with the sale of the issuance of the shares of Common Stock offered hereby will be passed upon for the Underwriters by Dewey Ballantine LLP, New York, NY.


                                    EXPERTS

     The consolidated financial statements of the Company as of January 31, 1996 and 1997, and for the year ended January 31, 1997, the ten months ended January 31, 1996, and the year ended March 31, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance on such report given upon the authority of such firm as experts in accounting and auditing.


                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 (together with all amendments and exhibits filed or to be filed in connection therewith, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus is a part of and does not include all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

     For further information regarding the Company and the Common Stock offered by this Prospectus, reference is made to the Registration Statement and exhibits and schedules thereto, which may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission also maintains a Web site that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

                     [THIS PAGE INTENTIONALLY LEFT BLANK]

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                  Page
                                                                 -----
Report of Independent Auditors  ..............................    F-2

Consolidated Balance Sheets  .................................    F-3

Consolidated Statements of Operations ........................    F-5

Consolidated States of Changes in Stockholders' Equity  ......    F-6

Consolidated Statements of Cash Flows ........................    F-7

Notes to Consolidated Financial Statements  ..................    F-8

                        Report of Independent Auditors

Board of Directors
U.S. Vision, Inc.

We have audited the accompanying consolidated balance sheets of U.S. Vision, Inc. as of January 31, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year ended January 31, 1997, the ten months ended January 31, 1996 and the year ended March 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of U.S. Vision, Inc. at January 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for the year ended January 31, 1997, the ten months ended January 31, 1996 and the year ended March 31, 1995 in conformity with generally accepted accounting principles.

The foregoing report is in the form that will be signed upon the completion of the restatement of capital accounts described in Note 12 to the financial statements.


                                                             Ernst & Young LLP

Philadelphia, Pennsylvania
March 18, 1997, except for
Note 12 as to which the
date is December 1, 1997

                               U.S. Vision, Inc.

                          Consolidated Balance Sheets

        (Dollars in thousands, except share data and per share amounts)

                                                         January 31,           July 31,
                                                      1996         1997          1997
                                                   ----------   ----------   ------------
                                                                              (Unaudited)
Assets
Current assets:
   Cash  .......................................   $  1,529     $    374       $    428
   Accounts receivable  ........................      7,605        8,706         12,420
   Inventory   .................................     18,663       18,125         19,790
   Prepaid expenses and other    ...............        172          423            450
                                                   ---------    ---------      ---------
Total current assets    ........................     27,969       27,628         33,088
Property, plant and equipment:
   Land  .......................................        937          549            549
   Buildings   .................................      5,907        6,792          7,033
   Leasehold improvements  .....................      8,497        8,612          8,671
   Machinery and equipment    ..................     16,969       17,143         17,307
   Furniture and fixtures  .....................     11,232       15,684         18,761
   Automobiles .................................        943          482            482
                                                   ---------    ---------      ---------
                                                     44,485       49,262         52,803
   Less accumulated depreciation    ............     23,308       25,882         27,693
                                                   ---------    ---------      ---------
                                                     21,177       23,380         25,110
Goodwill (net of $236, $319, and $361 in
 accumulated amortization, respectively) .......      3,083        3,000          2,958
Other    .......................................        804          395            678
                                                   ---------    ---------      ---------
                                                   $ 53,033     $ 54,403       $ 61,834
                                                   =========    =========      =========

                               U.S. Vision, Inc.

                          Consolidated Balance Sheets

        (Dollars in thousands, except share data and per share amounts)

                                                                  January 31,             July 31,
                                                              1996           1997           1997
                                                          ------------   ------------   ------------
                                                                                         (Unaudited)
Liabilities and stockholders' equity
Current liabilities:
   Accounts payable -- trade   ........................    $   7,820      $   7,173      $   9,917
   Accrued expenses and other  ........................        6,891          7,141          5,088
   Current portion of obligation under capital lease .            58            586            536
   Current portion of long-term debt    ...............          948          1,407         10,224
                                                           ---------      ---------      ---------
Total current liabilities   ...........................       15,717         16,307         25,765
Obligations under capital lease   .....................          225            567            946
Long-term debt, less current portion    ...............       21,291         22,056         16,784
Other long-term liabilities    ........................        3,903          1,663          1,595
Stockholders' equity:
   9% Series A cumulative preferred stock;
    $100,000 face value:
      Authorized shares -- 200
      Issued and outstanding shares -- 158 at
       January 31, 1997, 144 at January 31,
       1996, and 165 at July 31, 1997   ...............       14,422         15,765         16,483
   9% Series C cumulative preferred stock; $63.50
    face value:
      Authorized shares -- 300,000
      Issued and outstanding shares - 120,969 at
       January 31, 1997, 110,936 at January 31,
       1996, and 122,730 at July 31, 1997  ............        7,044          7,682          7,793
   Common stock, $0.01 par value:
      Authorized shares -- 15,000,000
      Issued and outstanding shares - 895,765 at
       January 31, 1997, 916,890 at January 31,
       1996 and 2,503,540 at July 31, 1997    .........            9              9             25
   Additional paid-in capital  ........................       70,905         70,683         70,914
   Accumulated deficit   ..............................      (80,483)       (80,329)       (78,471)
                                                           ---------      ---------      ---------
Total stockholders' equity  ...........................       11,897         13,810         16,744
                                                           ---------      ---------      ---------
                                                           $  53,033      $  54,403      $  61,834
                                                           =========      =========      =========

                            See accompanying notes.

                               U.S. Vision, Inc.

                     Consolidated Statements of Operations

               (Dollars in thousands, except per share amounts)

                                              Year         10 months         Year         Six months      Six months
                                              ended          ended           ended           ended          ended
                                            March 31,     January 31,     January 31,      July 31,        July 31,
                                              1995           1996            1997            1996            1997
                                           -----------   -------------   -------------   -------------   ------------
                                                                                          (Unaudited)     (Unaudited)
Net sales    ...........................   $112,283       $   91,172      $  111,544       $ 57,372      $  62,053
Cost of sales   ........................     35,139           29,652          34,273         17,745         19,438
                                           ---------      ----------      ----------       --------      ----------
Gross profit    ........................     77,144           61,520          77,271         39,627         42,615
Operating expenses:
   Selling, general and administrative
     expenses...........................     70,506           61,598          68,366         34,391         36,612
   Depreciation and amortization .......      3,654            2,608           3,271          1,599          1,855
   Write-off of goodwill    ............         --            8,067              --             --             --
   Writedown of Dallas facility   ......      2,100            1,305              --             --             --
   Store closings and disposals ........         --           10,473              --             --             --
                                           ---------      ----------      ----------       --------      ----------
                                             76,260           84,051          71,637         35,990         38,467
                                           ---------      ----------      ----------       --------      ----------
Operating income (loss)  ...............        884          (22,531)          5,634          3,637          4,148
Other income (expense):
   Other income    .....................         16               59              18             14              2
   Interest expense   ..................     (1,459)          (2,100)         (3,517)        (1,566)        (1,216)
                                           ---------      ----------      ----------       --------      ----------
                                             (1,443)          (2,041)         (3,499)        (1,552)        (1,214)
                                           ---------      ----------      ----------       --------      ----------
Income (loss) before income tax
 benefit  ..............................       (559)         (24,572)          2,135          2,085          2,934
Income tax benefit    ..................       (463)          (1,686)             --             --             --
                                           ---------      ----------      ----------       --------      ----------
Net income (loss)  .....................   $    (96)      $  (22,886)     $    2,135       $  2,085      $   2,934
                                           =========      ==========      ==========       ========      ==========
Net income per share -- supplemental....                                  $      .41                     $     .57
                                                                          ==========                     ==========
Shares used in computing net income
 per share -- supplemental  ............                                   5,155,803                     5,155,803
                                                                          ==========                     ==========

                            See accompanying notes.

                               U.S. Vision, Inc.

           Consolidated Statements of Changes in Stockholders' Equity

                       (In thousands, except share data)

                                        9% Series A           9% Series C
                                         Cumulative            Cumulative
                                      Preferred Stock       Preferred Stock
                                    ($100,000 face value   ($63.50 face value
                                         per share)            per share)
                                    --------------------  --------------------
                                     Shares     Amount     Shares     Amount
                                    --------  ----------  ---------  ---------
Balance at March 31, 1994   ......    130      $ 13,000        --     $   --
Net loss  ........................
Effect of debt for equity
 exchange between stock-
 holder and Royal Acquisition
 Associates including costs
 incurred net of income taxes
 of $801,000 .....................
Issuance of preferred stock    ...                        100,000      6,350
Dividends on preferred stock   ...      4           390     3,000        191
                                     ----     ---------   -------    -------
Balance at March 31, 1995   ......    134        13,390   103,000      6,541
Net loss  ........................
Cash in lieu of fractional shares
 after reverse stock split  ......
Additional cost of equity
 exchange    .....................
Dividends on preferred stock   ...     10         1,032     7,936        503
                                     ----     ---------   -------    -------
Balance at January 31, 1996    ...    144        14,422   110,936      7,044
Net income   .....................
Additional cost of equity
 exchange    .....................
Dividends on preferred stock   ...     14         1,343    10,033        638
                                     ----     ---------   -------    -------
Balance at January 31, 1997    ...    158        15,765   120,969      7,682
Net income (unaudited)   .........
Dividends on preferred stock
 (unaudited)    ..................      7           718     5,656        358
Conversion of warrants   .........                         (3,895)      (247)
                                     ----     ---------   -------    -------
Balance at July 31, 1997
 (unaudited)    ..................    165      $ 16,483   122,730    $ 7,793
                                     ====     =========   =======    =======

                                         Common Stock
                                       ($0.01 par value
                                          per share)         Additional                      Total
                                    ----------------------    Paid-In      Accumulated    Stockholders'
                                       Shares      Amount     Capital        Deficit         Equity
                                    ------------  --------  ------------  -------------  --------------
Balance at March 31, 1994   ......     671,450      $  7     $ 71,539      $  (55,385)    $   29,161
Net loss  ........................                                                (96)           (96)
Effect of debt for equity
 exchange between stock-
 holder and Royal Acquisition
 Associates including costs
 incurred net of income taxes
 of $801,000 .....................                               (166)                          (166)
Issuance of preferred stock    ...     245,440         2           36                          6,388
Dividends on preferred stock   ...                                               (581)            --
                                     ---------      ----     --------      ----------     ----------
Balance at March 31, 1995   ......     916,890         9       71,409         (56,062)        35,287
Net loss  ........................                                            (22,886)       (22,886)
Cash in lieu of fractional shares
 after reverse stock split  ......                               (407)                          (407)
Additional cost of equity
 exchange    .....................                                (97)                           (97)
Dividends on preferred stock   ...                                             (1,535)
                                     ---------      ----     --------      ----------     ----------
Balance at January 31, 1996    ...     916,890         9       70,905         (80,483)        11,897
Net income   .....................                                              2,135          2,135
Additional cost of equity
 exchange    .....................     (21,125)                  (222)                          (222)
Dividends on preferred stock   ...                                             (1,981)
                                     ---------      ----     --------      ----------     ----------
Balance at January 31, 1997    ...     895,765         9       70,683         (80,329)        13,810
Net income (unaudited)   .........                                              2,934          2,934
Dividends on preferred stock
 (unaudited)    ..................                                             (1,076)            --
Conversion of warrants   .........   1,607,775        16          231                             --
                                     ---------      ----     --------      ----------     ----------
Balance at July 31, 1997
 (unaudited)    ..................   2,503,540      $ 25     $ 70,914      $  (78,471)    $   16,744
                                     =========      =====    ========      ==========     ==========

                            See accompanying notes.

                               U.S. Vision, Inc.

                     Consolidated Statements of Cash Flows

                                (In thousands)

                                                               Ten months                      Six months      Six months
                                                Year ended        ended        Year ended         ended          ended
                                                March 31,      January 31,     January 31,      July 31,        July 31,
                                                   1995           1996            1997            1996            1997
                                               ------------   -------------   -------------   -------------   ------------
                                                                                               (Unaudited)     (Unaudited)
Cash flows from operating activities
Net income (loss)   ........................   $     (96)      $  (22,886)     $    2,135      $   2,085       $   2,934
Adjustments to reconcile net income (loss)
 to net cash provided by (used in)
 operating activities:
  Depreciation and amortization    .........       3,911            2,823           3,719          1,821           1,881
  Interest expense  ........................          --               --           1,637             --              --
  Deferred tax benefit    ..................        (269)          (1,958)             --             --              --
  Decrease in deferred taxes    ............        (289)             (26)             --             --              --
  Goodwill write-off   .....................          --            8,067              --             --              --
  Writedown of Dallas facility  ............       2,100            1,305              --             --              --
  Store closings and lease termination
   payments   ..............................          --              640          (3,513)        (1,839)           (845)
  Changes in operating assets and
   liabilities:
     Accounts receivable  ..................      (1,476)             287          (1,101)          (376)         (3,715)
     Inventory   ...........................      (1,968)           1,240             538            707          (1,665)
     Other    ..............................         126              103            (118)          (132)           (337)
     Accounts payable -- trade  ............         651            2,807            (647)        (1,353)          2,744
     Accrued expenses and other    .........      (2,285)           6,081           1,522            444          (1,276)
                                               ----------      ----------      ----------      ---------       ---------
  Net cash provided by (used in)
   operating activities   ..................         405           (1,517)          4,172          1,357            (279)
Cash flows from investing activities
Additions to property, plant, and
 equipment, net  ...........................      (4,426)          (4,825)         (4,492)        (1,411)         (3,541)
                                               ----------      ----------      ----------      ---------       ---------
Cash flows from financing activities
Costs to exchange debt for equity  .........      (1,434)             (97)           (222)          (125)             --
Cash in lieu of shares after reverse stock
 split  ....................................          --             (407)             --             --              --
Proceeds from borrowings:
  Revolving line of credit   ...............     110,008           90,805         106,034         52,431          59,362
  Term loan   ..............................          --               --           8,000             --              --
  RAA Term loan  ...........................          --            7,200              --             --              --
  DRPA loans  ..............................       4,680               --              --             --              --
Repayments of borrowings:
  Revolving line of credit   ...............    (104,548)         (92,348)       (111,988)       (53,637)        (55,105)
  Term loans  ..............................          --               --          (2,099)          (156)           (571)
  Vendor notes and other  ..................      (1,745)            (810)           (560)           727             188
                                               ----------      ----------      ----------      ---------       ---------
  Net cash provided by (used in)
   financing activities   ..................       6,961            4,343            (835)          (760)          3,874
                                               ----------      ----------      ----------      ---------       ---------
Net increase (decrease) in cash    .........       2,940           (1,999)         (1,155)          (814)             54
Cash at beginning of year    ...............         588            3,528           1,529          1,529             374
                                               ----------      ----------      ----------      ---------       ---------
Cash at end of year    .....................   $   3,528       $    1,529      $      374      $     715       $     428
                                               ==========      ==========      ==========      =========       =========
Supplemental disclosure of cash flow
 data
Interest paid    ...........................   $   1,021       $    1,799      $      990      $   1,332       $   1,117
                                               ==========      ==========      ==========      =========       =========
Income tax payments, net of refunds   ......   $     107       $       --      $       --      $      --       $      --
                                               ==========      ==========      ==========      =========       =========
Capital lease obligations incurred    ......   $      --       $      306      $    1,070      $     330       $     696
                                               ==========      ==========      ==========      =========       =========

                            See accompanying notes.

                               U.S. Vision, Inc.

                   Notes to Consolidated Financial Statements

                           January 31, 1997 and 1996

               (Information with respect to the six months ended
                     July 31, 1996 and 1997 is unaudited)

1. Organization

     U.S. Vision, Inc. (formerly Royal International Optical Inc.) and Subsidiaries (the Company) was formed in March 1990 and incorporated in the Commonwealth of Pennsylvania. In March 1997, the Company reincorporated in the State of Delaware. The Company's principal business activity is the retail sale and manufacture of prescription eyewear through approximately 550 stores located throughout the United States.

     On December 2, 1994 all of the interest of Westinghouse Credit Corporation (Westinghouse), the Company's principal shareholder at that time, was acquired by Royal Associates Acquisition Partnership ("RAA"), a Delaware general partnership for the aggregate purchase price of $19,400,000. The "RAA" Partnership was dissolved in Fiscal 1995 and the interest of the Partnership in the Company was transferred to the former partners. Any reference to a transaction with "RAA" will be referred to as a transaction with "investors."

     The interest that the investors acquired from Westinghouse is described as follows:

   (a) Senior Subordinated Term Loan - This loan with an outstanding balance of $6,350,000 when acquired from Westinghouse, was exchanged for 100,000 shares of a new 9% Series C Cumulative Preferred Stock with a liquidation preference value of $63.50 per share. The Series C Preferred Stock pays a quarterly dividend (payable in cash or additional shares of stock) at an annual rate of 9%. Effective for dividend payment dates after December 1, 1999, the dividend rate will increase to 25%. The Company issued 3,000, 7,936, and 10,033 additional shares in fiscal 1994, 1995 and 1996, respectively, to satisfy the dividend requirement. The Company issued 5,656 additional shares in the first six months of 1997 to satisfy the dividend requirements. Also, the shareholders used 3,895 shares to exercise 1,607,775 warrants to purchase common stock in first six months of 1997.

   (b) 9% Series A Cumulative Preferred Stock - The Investors acquired the Series A Preferred Stock from Westinghouse with a face value of $13,000,000 ($100,000 per share). The Series A Preferred Stock pays a quarterly dividend (payable in cash or additional shares of stock) at an annual rate of 9%. The Company issued 4, 10, and 14 additional shares in fiscal 1994, 1995, and 1996, respectively, to satisfy the dividend requirements. The Company issued 7 additional shares in the first six months of 1997 to satisfy the dividend requirements. The Series A Shareholders have the right to elect two directors and have other limited voting rights.

   (c) Common Stock - The investors exercised a portion of its acquired warrants to purchase 245,440 shares of the Company's stock at $10.00 per share, which together with the 390,910 shares previously acquired increased their holdings of common stock to 636,350 shares.

   (d) Common Stock Warrants - After exercising 245,440 warrants and canceling warrants to purchase 631,150 shares of common stock, the investors had warrants to purchase 245,440 additional shares of common stock. On February 1, 1997 all of the outstanding warrants were exercised. The warrant holders used unpaid paid-in-kind dividends on the Series C preferred stock to pay the exercise price.

   (e) Guarantee on Revolving Line of Credit - The investors agreed to guarantee a $3,600,000 overadvance on the Company's revolving line of credit until November 30, 1995. The guarantee was extinguished in January 1996 at which time the investors made a $7.2 million subordinated loan to the Company which is described in Note 6.

                               U.S. Vision, Inc.

                           January 31, 1997 and 1996

               (Information with respect to the six months ended
                     July 31, 1996 and 1997 is unaudited)

1. Organization  -- (Continued)

     As part of the above transaction the unpaid interest payments on the Senior Subordinated Term Loan in the amount of $1,306,000, net of $801,000 of income taxes, was forgiven. The Company incurred legal, accounting and other costs to complete the transaction in the amount of $1,753,000, including $821,000 paid to the investors for reimbursement of costs incurred by the investors to complete the transaction and $182,000 paid to officers and directors of the Company for reimbursements of deposits paid to Westinghouse to allow the Company to obtain an option to acquire Westinghouse's position. As the investors are the majority shareholders, these transactions were accounted for as capital contributions.

     On May 12, 1995, the Board of Directors of the Company effected a 1,000-for-1 reverse stock split. All shareholders who had fractional shares after the reverse split received cash at the rate of $1.25 per pre-split share. The Company paid $407,000 for the fractional shares. Subsequent to the reverse split, the Company deregistered its common stock under the Securities and Exchange Act of 1934, as amended, and delisted its common stock for trading on the National Association of Securities Dealers, Inc. stock exchange. All share data for all periods presented herein reflects the reverse stock split.

     As further discussed in Note 12, in September 1997 the Company filed a registration statement in anticipation of a proposed underwritten public offering by the Company of 2,500,000 shares of the Company's Common Stock. In connection with the sale of Common Stock, the Company recapitalized and effected a 64-for-1 stock dividend. All share data for all periods presented herein also reflects the 64-for-1 stock dividend.

2. Significant Accounting Policies

Fiscal Year

     Effective January 31, 1996, the Company changed its fiscal year from March 31 to January 31. Fiscal years are identified according to the calendar year in which they begin. The fiscal year ended January 31, 1997 will be referred as "fiscal 1996."


Interim Financial Information

     The financial statements and disclosures included herein for the six months ended July 31, 1996 and 1997 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the consolidated financial statements in accordance with generally accepted accounting principles for these interim periods have been included. The results of interim periods are not necessarily indicative of the results to be obtained for a full fiscal year.


Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and all of its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated.


Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                               U.S. Vision, Inc.

                           January 31, 1997 and 1996

               (Information with respect to the six months ended
                     July 31, 1996 and 1997 is unaudited)

2. Significant Accounting Policies  -- (Continued)


Net Income Per Share


     Historical per share data in accordance with Accounting Principles Board Opinion No. 15, "Earnings Per Share," is excluded from the Company's financial statements since such per share data is not indicative of the continuing capital structure of the Company. See Note 12

     Net income per share -- supplemental reflected in the consolidated statements of income has been computed using the weighted average number of shares outstanding after giving effect to the 64 for 1 stock dividend and the exchange of all outstanding Series A Preferred Stock and Series C Preferred Stock for Common Stock upon the closing of the Company's initial public offering as described in Note 12. In addition, common share equivalents such as warrants and options are included in the computation for the year ended January 31, 1997 and the six months ended July 31, 1997, respectively.

     In February 1997, the Financial Accounting Standards Board issued
Statement No. 128, "Earnings Per Share," which is required to be adopted for annual and quarterly periods ending after December 15, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods presented. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options and warrants will be excluded. The application of Statement
128 on net income per share -- supplemental was a $0.02 increase for both the year ended January 31 and the six months ended July 31, 1997. There is no impact on fully diluted earnings per share as a result of applying Statement 128.

Inventory

     Inventory, principally frames and lenses, is valued at the lower of cost or market, determined by the first-in, first-out method.


Property, Plant, and Equipment

     Property, plant, and equipment are stated at cost. Depreciation, which includes assets under capital leases, is computed using the straight-line method for financial reporting purposes and accelerated methods for income tax purposes. The general range of useful lives for financial reporting is 10 to 30 years for buildings and improvements, and 3 to 10 years for automobiles, machinery and equipment, and furniture and fixtures. Depreciation expense totalled $3,344,000, $2,347,000 and $3,178,000, in fiscal 1994, 1995 and 1996, respectively. Depreciation expense totalled $1,552,000 and $1,811,000 for the six months ended July 31, 1996 and 1997, respectively.


Long-Lived Assets

     Long-lived assets, which principally includes property, plant and equipment, and goodwill arising from business acquisitions, are amortized on a straight-line basis over the expected period to be benefited up to 40 years. In accordance with FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, the Company periodically evaluates the realizability of long-lived assets as events or circumstances indicate a possible inability to recover their carrying amounts. Long-lived assets are grouped and evaluated on a per store basis by applying various analyses, including undiscounted cash flows and profitability projections. See Note 9 for charge-offs relating to long-lived assets.

                               U.S. Vision, Inc.

                           January 31, 1997 and 1996

               (Information with respect to the six months ended
                     July 31, 1996 and 1997 is unaudited)

2. Significant Accounting Policies  -- (Continued)

Advertising

     The Company expenses advertising costs as incurred. Advertising expense was $7,202,000, $6,426,000 and $6,766,000 in fiscal 1994, 1995 and 1996, respectively. Advertising expense was $3,368,000 and $4,036,000 for the six months ended July 31, 1996 and 1997, respectively.

Store Openings and Closings

     The noncapital expenditures incurred in opening new stores or remodeling existing stores are expensed as incurred. When a store is closed, the remaining investment in leasehold improvements and the amount estimated to terminate the lease are expensed.

Revenue Recognition

     Revenue is generally recognized when merchandise is delivered or shipped to the customer.

Accounting for Stock-Based Compensation


     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. The effect of applying Statement 123's fair value method to the Company's stock-based awards results in pro forma earnings per share that is not different from amounts reported.


Reclassification

     Certain prior-year amounts have been reclassified to conform with the current-year presentation.

3. Inventory

     Inventory is as follows (in thousands):


                                January 31,
                           ---------------------     July 31,
                             1996        1997          1997
                           ---------   ---------   ------------
                                                    (Unaudited)
Finished goods    ......   $15,571     $15,204       $16,645
Work-in-process   ......     1,005       1,196         1,158
Raw materials  .........     2,087       1,725         1,987
                           --------    --------      --------
                           $18,663     $18,125       $19,790
                           ========    ========      ========

4. Accrued Expenses and Other

     Accrued expenses and other are as follows (in thousands):

                                                        January 31,
                                                    -------------------     July 31,
                                                      1996       1997         1997
                                                    --------   --------   ------------
                                                                           (Unaudited)
Estimated lease payments on closed stores  ......   $3,097     $1,825        $1,048
Compensation    .................................    1,400      1,825         1,828
Rent   ..........................................      903      1,058         1,537
Other  ..........................................    1,491      2,433           675
                                                    -------    -------       -------
                                                    $6,891     $7,141        $5,088
                                                    =======    =======       =======

                               U.S. Vision, Inc.

                           January 31, 1997 and 1996

               (Information with respect to the six months ended
                     July 31, 1996 and 1997 is unaudited)

5. Writedown of the Dallas Facility

     In February 1995, the Company decided to move its manufacturing operations from Dallas, Texas to Blackwood, New Jersey. As part of the move to New Jersey, the Company decided to sell the Dallas facility. Accordingly, the Company recorded a charge of $2,100,000 for the year ended March 31, 1995 to reduce the book value of the Dallas facility to its estimated net realizable value. In January, 1996 the Company recorded an additional charge of $1,305,000 to further reduce the book value of the Dallas facility to its revised estimate of net realizable value of $1,300,000.


6. Long-Term Debt


     Long-term debt is as follows (in thousands):

                                                                January 31,
                                                          --------------------     July 31,
                                                            1996       1997          1997
                                                          --------   ---------   ------------
                                                                                  (Unaudited)
$7,000,000 Revolving Line of Credit which expires on
 December 31, 1998 (with automatic one year extensions).
 Interest is payable monthly at prime, as defined, plus
 1.0% (9.25% at January 31, 1997). The revolving line
 of credit is secured by substantially all the assets
 of the Company.........................................  $   --      $ 2,010      $ 6,399
$8,000,000 Term Loan. Interest is due monthly at
 prime, as defined, plus 1.5% (9.75% at January 31,
 1997). Requires quarterly principal payments of
 $285,714 and a final payment of $2,571,428 on
 December 31, 2001. The term loan is secured by
 substantially all the assets of the Company. ..........      --        8,000        7,428
DRPA Term Loan due February 1, 2010. Requires quarterly
 payments of $13,322, which includes principal and
 interest at 2%. Final payment of $702,434 is due
 on January 31, 2010. The term loan is secured by
 the land and building of the Corporate headquarters. ..   1,178        1,148        1,133
DRPA Term Loan due February 1, 2010. Requires quarterly
 payments of $25,313, which includes principal and
 interest at 2%. Final payment of $1,334,625 is due on
 January 31, 2010. The term loan is secured by the land
 and building of the New Jersey manufacturing
 facility. ............................................    2,238        2,181        2,152
DRPA Term Loan due on June 7, 2005. Requires
 quarterly payments of $33,175, which includes
 principal and interest at 2%. The term loan is
 secured by certain of the equipment located in the
 New Jersey manufacturing facility.  ..................    1,118        1,007          950

                               U.S. Vision, Inc.

                           January 31, 1997 and 1996

               (Information with respect to the six months ended
                     July 31, 1996 and 1997 is unaudited)

6. Long-Term Debt  -- (Continued)

                                                             January 31,
                                                      -----------------------     July 31,
                                                         1996         1997          1997
                                                      ----------   ----------   ------------
                                                                                 (Unaudited)
Subordinated Term Loan payable to investors.
 Interest accrued at 20% per annum in fiscal 1996
 (reduced to 12% per annum on January 29, 1997).
 The principal balance and all accrued interest is
 payable in full on March 1, 1998.  ...............   $  7,200     $  8,837       $  8,837
Other    ..........................................        508          280            109
Revolving Line of Credit, repaid on December 19,
 1996.   ..........................................      8,096           --             --
Term Loan, repaid on December 19, 1996.   .........      1,901           --             --
                                                      ---------    ---------      ---------
                                                        22,239       23,463         27,008
Less current portion    ...........................        948        1,407         10,224
                                                      ---------    ---------      ---------
                                                      $ 21,291     $ 22,056       $ 16,784
                                                      =========    =========      =========

     The revolving credit and term loan agreements contain various financial covenants pertaining to net worth, current ratio, and ratio of cash flow to fixed charges. At July 31, 1997, the Company was in compliance with all financial covenants.

     Borrowings under the revolving line of credit are limited based upon a formula. Total availability as determined by the formula, at January 31, 1997, was $7,000,000, of which $2,010,000 was outstanding and $4,990,000 was available. Total availability as determined by the formula, at July 31, 1997, was $7,000,000, of which $6,399,000 was outstanding and $601,000 was available.

     The carrying amounts of the Company's borrowings approximate their fair value.

     Maturities of long-term debt for each of the next five years and thereafter are as follows (in thousands):

       Year ended January 31,
       ----------------------
       1998   .......................................   $  1,407
       1999   .......................................     12,367
       2000   .......................................      1,377
       2001   .......................................      1,370
       2002   .......................................      3,658
       Thereafter   .................................      3,284
                                                       ---------
                                                        $ 23,463
                                                        =========

7. Lease Commitments

     Capital lease obligations are machinery and equipment leases which expire on various dates through 2001. Assets under capital leases at January 31, 1996 and 1997 were $355,000 and $1,303,000 net of accumulated amortization of $715,000 and $768,000, respectively.

                               U.S. Vision, Inc.

                           January 31, 1997 and 1996

               (Information with respect to the six months ended
                     July 31, 1996 and 1997 is unaudited)

7. Lease Commitments  -- (Continued)

     At January 31, 1997, the Company operated 66 of its retail stores under operating leases with varying terms. The leases expire at various dates from fiscal 1997 to fiscal 2002, and many have renewal options for up to five additional years. The leases provide for minimum lease payments and, in many cases, require payment of additional rents if sales exceed stipulated levels. These additional rents are not significant. The leases also require, in most cases, payment of taxes and common area expenses such as maintenance, security, and other expenses. The Company also operates other facilities under operating leases. Rent expense for all operating leases was $17,498,000, $13,974,000 and $15,519,000 in fiscal 1994, 1995 and 1996, respectively. Total rent expense was $7,723,000 and $8,597,000 for the six months ended July 31, 1996 and 1997, respectively.

     Future minimum payments required under noncancelable capital leases and operating leases with lease terms in excess of one year as of January 31, 1997, are as follows (in thousands):



                                                       Capital     Operating
Year ended January 31                                  Leases       Leases
---------------------                                 ---------   ----------
1998  .............................................    $  429       $ 2,072
1999  .............................................       429         1,403
2000  .............................................       344         1,081
2001  .............................................        47           631
2002  .............................................        --           184
Thereafter  .......................................        --            88
                                                       ------      --------
Total lease payments    ...........................     1,249       $ 5,459
                                                                   ========
Less amount representing interest   ...............       (96)
                                                       ------
Present value of minimum capitalized lease payments     1,153
Current portion   .................................       586
                                                       ------
Long-term portion    ..............................    $  567
                                                       ======

     At January 31, 1997, the Company operated 488 licensed optical departments under leases with expiration dates ranging from 5 years to 60 days. These leases provide for monthly lease payments calculated as a percentage of sales. Rent expense under these leases was $11,227,000, $9,244,000 and $12,580,000, for the year ended March 31, 1995, the ten months ended January 31, 1996 and the year ended January 31, 1997, respectively. Rent expense under the leases was $6,215,000 and $7,158,000, for the six months ended July 31, 1996 and July 31, 1997, respectively.

8. Income Taxes

     The components of income tax provision (benefit) are as follows (in thousands):

                                                        10 months                        Quarter        Quarter
                                        Year ended        ended        Year ended         ended          ended
                                        March 31,      January 31,     January 31,      July 31,        July 31,
                                           1995           1996            1997            1996            1997
                                       ------------   -------------   -------------   -------------   ------------
                                                                                       (Unaudited)     (Unaudited)
Current provision (benefit)   ......     $  (194)      $     272          $ --            $ --            $ --
Deferred benefit  ..................        (269)         (1,958)           --              --              --
                                         -------       ---------          -----           -----           -----
Income tax benefit   ...............     $  (463)      $  (1,686)         $ --            $ --            $ --
                                         =======       =========          =====           =====           =====

                               U.S. Vision, Inc.

                           January 31, 1997 and 1996

               (Information with respect to the six months ended
                     July 31, 1996 and 1997 is unaudited)

8. Income Taxes  -- (Continued)

     Deferred income tax liabilities and assets result from differences in the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements. Significant components of the Company's deferred income taxes are as follows (in thousands):

                                                10 months                      Six months      Six months
                                                  ended        Year ended         ended          ended
                                               January 31,     January 31,      July 31,        July 31,
                                                  1996            1997            1996            1997
                                              -------------   -------------   -------------   ------------
                                                                               (Unaudited)     (Unaudited)
Deferred tax liability:
 Depreciation   ...........................    $   2,028       $   1,739       $   1,884       $  1,511
Deferred tax assets:
 Store closing reserves  ..................        2,676           1,324           1,993            793
 Inventory costs   ........................        1,548             423           1,092            482
 Other    .................................          233             104             153            113
 Net operating loss carryover  ............        8,915          10,366           9,177          9,487
                                               ---------       ---------       ---------       --------
                                                  13,372          12,217          12,415         10,875
Valuation allowance for deferred tax assets      (11,344)        (10,478)        (10,531)        (9,364)
                                               ---------       ---------       ---------       --------
Total deferred tax assets   ...............        2,028           1,739           1,884          1,511
                                               ---------       ---------       ---------       --------
Net deferred tax liability  ...............    $      --       $      --       $      --       $     --
                                               =========       =========       =========       ========

     The deferred tax valuation reserve increased $4,141,000 and decreased $866,000 for 1996 and 1997, respectively. The deferred tax valuation reserve decreased $813,000 and $1,114,000 for the six months ended July 31, 1996 and July 31, 1997, respectively. The valuation reserve has been established to eliminate the benefit of all net deferred tax assets.

     A reconciliation of the income tax provision (benefit) with amounts determined by applying the U.S. Statutory rate to income (loss) before income tax benefit is as follows (in thousands):

                                                         10 months                      Six months      Six months
                                         Year ended        ended        Year ended         ended          ended
                                         March 31,      January 31,     January 31,      July 31,        July 31,
                                            1995           1996            1997            1996            1997
                                        ------------   -------------   -------------   -------------   ------------
                                                                                        (Unaudited)     (Unaudited)
Income tax provision (benefit) at the
 statutory rate    ..................     $  (190)      $  (8,355)        $  726         $  709        $    997
Amortization of goodwill    .........         102           2,828             28             14              14
Nondeductible expenses   ............          77              53             32             16              16
Change in realization of deferred
 asset    ...........................        (377)             19            (13)              (6)             (6)
Increase (decrease) in deferred tax
 asset valuation reserve    .........        (133)          4,141           (866)          (813)         (1,114)
State income tax provision (benefit)
 and other taxes   ..................          58            (372)            93             80              93
                                          -------       ---------         ------         -------       ---------
Income tax benefit    ...............     $  (463)      $  (1,686)        $   --         $   --        $     --
                                          =======       =========         ======         =======       =========

                               U.S. Vision, Inc.

                           January 31, 1997 and 1996

               (Information with respect to the six months ended
                     July 31, 1996 and 1997 is unaudited)

8. Income Taxes  -- (Continued)

     As of January 31, 1997, the Company had net operating loss carryforwards of approximately $27,300,000 which will begin to expire in the year 2006. Approximately $15,900,000 of these carryforwards are available to offset future taxable income without limitation and approximately $11,400,000 of these carryforwards (the "Restricted NOLs") are significantly limited due to ownership changes experienced by the Company. As a result of these limitations, approximately $780,000 of the Restricted NOLs will become available for use each year through the year 2008. The remaining Restricted NOLs in the amount of $3,400,000 are expected to expire unutilized. A valuation allowance has been established to fully reserve the future benefit of all the net operating loss carryforwards.


9. Store Closings and Goodwill Write-off

     In fiscal 1995, the Company recorded a charge of $10,473,000 related to the closing of approximately 140 retail stores. All such stores were closed prior to January 31, 1996. Sales and operating losses for these 140 stores totaled $10,554,000 and $2,737,000 for fiscal 1995 and $11,921,000 and
$155,000 for fiscal 1994, respectively.

     The charge includes $6,500,000 for estimated lease termination liabilities. Approximately $6,175,000 of unpaid lease liabilities remained at January 31, 1996 of which $2,500,000 was recorded as a current liability and $3,675,000 was classified in other long-term liabilities. At January 31, 1997, approximately $3,459,000 of these liabilities remain unpaid, of which $1,825,000 is classified as current and $1,634,000 as long term. At July 31, 1997, approximately $2,615,000 of these liabilities remain unpaid, of which $1,048,000 is classified as current and $1,567,000 as long term. The charge also includes $1,483,000 of property and equipment write-offs for leasehold improvements and other equipment located in the affected stores, $1,600,000 of inventory previously stocked in these stores, and $890,000 in other costs associated with the closings. No termination benefits were offered to the affected employees, therefore, no provision for termination benefits was recorded.

     Additionally, in fiscal 1995, the Company wrote off goodwill of $8,067,000 which reduced the remaining unamortized balance to $3,083,000 at January 31, 1996. A significant portion of goodwill was attributable to assets that were closed or otherwise liquidated prior to January 31, 1996, including 210 stores over the last three fiscal periods and the Dallas lab facility. Consequently, the Company determined that the cumulative effect of store closings and the closing of the Dallas facility was material and indicative of a significant impairment of goodwill.

     In fiscal 1995, the Company further evaluated inventory determined to be slow moving and, as a result, wrote off an additional $1,500,000 of inventory. This charge was recorded as a component of costs of sales.


10. Commitments and Contingencies


     The Company, in the normal course of business, has become the defendant or is the plaintiff in various legal proceedings. Management of the Company believes that, in all cases, the outcome of such legal proceedings will not have a material adverse effect on the Company's results of operations or financial condition.

     Approximately 50%, 55% and 62% of the Company's sales were in licensed departments of one retailer for the year ended March 31, 1995, the ten months ended January 31, 1996 and for the year

                               U.S. Vision, Inc.

                           January 31, 1997 and 1996

               (Information with respect to the six months ended
                     July 31, 1996 and 1997 is unaudited)

10. Commitments and Contingencies  -- (Continued)

ended January 31, 1997, respectively. Approximately 62% and 65% of the Company's sales were in licensed departments of one retailer for the quarters ended July 31, 1996 and July 31, 1997, respectively. A termination of the licensed departments could cause a loss of sales, which would affect operating results adversely.

11. Stock Options

     In February 1996, the Board of Directors authorized the formation of an incentive stock option plan. As of January 31, 1997, various members of management had options to purchase 639,665 shares of common stock under this plan. These options were issued before September 30, 1996 and are exercisable at $7.69 per share (estimated fair market value at the date of grant) and expire on October 1, 2004.

     In October 1994, the Company issued options to certain directors to purchase 96,525 shares of Common Stock at $7.69 per share. These options expire on October 30, 2004.

12. Recapitalization and Impact of Initial Public Offering

     In September 1997, the Company filed a registration statement with respect to a proposed underwritten public offering of 2,500,000 shares of the Company's Common Stock. The estimated initial public offering price will be between $9.00 and $11.00 per share. The net proceeds to the Company will be used to retire the outstanding balance (including any accrued interest thereon) of its 12% subordinated debentures due March 1998 (see Note 6) to retire its outstanding bank term loan (including any accrued interest thereon) due 1998 (see Note 6) and to retire the outstanding balance on the Company's revolving line of credit which expires on December 31, 1996 (see Note 6). In conjunction with the sale of Common Stock, the Company recapitalized the Common Stock and authorized a 64-for-1 stock dividend. In conjunction with the proposed public offering described above, the holders of the Series A Preferred Stock and Series C Preferred Stock have committed to convert all outstanding Series A Preferred Stock and Series C Preferred Stock into Common Stock at the public offering price. The liquidation value of the preferred stock plus accumulated dividends at the date of the exchange (assumed to be October 31, 1997) of approximately $16,853,000 and $7,969,000 respectively, will be exchanged for 1,685,333 and 796,871 shares of Common Stock, respectively. All references to earnings per share data in the financial statements have been restated to give effect to the stock dividend and exchange of the Preferred Stock.

     Net income per share -- pro forma for the fiscal year ended January 31, 1997 and the six months ended July 31, 1997 was $.59 and $.54, respectively. Net income per share -- pro forma is calculated by dividing net income after adjustment for applicable interest expense, net of tax ($2,377,000 and $1,220,000 for the fiscal year ended January 31, 1997 and the six months ended July 31, 1997, respectively) by the adjusted number of weighted average shares outstanding (7,651,838 shares at January 31, 1997 and July 31, 1997, respectively) after giving effect to the estimated number of shares that would be required to be sold at the initial public offering price of $10.00 per share to repay $22,664,000 of debt (unaudited).

                               U.S. Vision, Inc.

                           January 31, 1997 and 1996

               (Information with respect to the six months ended
                     July 31, 1996 and 1997 is unaudited)

13. Quarterly Financial Data (Unaudited)

                                                For the quarter ended
                                               ------------------------
                                                April 30,     July 31,
                                                  1997          1997
                                               -----------   ----------
Net sales  .................................     $ 31,239    $ 30,814
Gross profit  ..............................       21,597      21,018
Net income    ..............................        1,780       1,154
Net income per share -- supplemental  ......          .35         .22

                                                               For the quarter ended
                                              -------------------------------------------------------
                                               April 30,     July 31,     October 31,     January 31,
                                                 1996          1996          1996            1997
                                              -----------   ----------   -------------   ------------
Net sales    ..............................     $29,616      $27,756        $27,972        $26,200
Gross profit    ...........................      20,370       19,257         19,504         18,140
Net income (loss)  ........................       1,386          700            681           (632)
Net income (loss) per share -- supplemental         .27          .14            .13           (.12)


                                              For the quarter ended
                             -------------------------------------------------------
                              April 30,     July 31,     October 31,     January 31,
                                1995          1995          1995            1996
                             -----------   ----------   -------------   ------------
Net sales  ...............    $30,445       $28,028       $28,262        $  25,183
Gross profit  ............     20,375        19,576        19,626           15,485
Net income (loss)   ......       (927)          167          (925)         (21,842)

                     [THIS PAGE INTENTIONALLY LEFT BLANK]

                                  [GRAPHIC]




[LOGO]

No dealer, sales representative or any other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, any Selling Shareholder or any Underwriter. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the registered securities to which it relates or an offer to, or solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any date subsequent to the date hereof.

                             ---------------------
                               Table of Contents






                                                 Page
                                               ---------

Prospectus Summary  ........................       3
Risk Factors  ..............................       7
Use of Proceeds  ...........................      11
Dividend Policy  ...........................      11
Capitalization   ...........................      12
Dilution   .................................      13
Selected Consolidated Financial Data  ......      14
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations ..............................      16
Business   .................................      22
Management .................................      33
Certain Transactions   .....................      39
Principal Stockholders .....................      40
Description of Capital Stock ...............      42
Shares Eligible for Future Sale ............      46
Underwriting  ..............................      47
Legal Matters ..............................      49
Experts ....................................      49
Available Information  .....................      49
Index to Consolidated Financial
   Statements ..............................     F-1



Until    , 1997 (25 days after the date of this Prospectus), all dealers effecting transactions in shares of Common Stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters or with respect to their unsold allotments or subscriptions.

2,500,000 Shares





[LOGO]





Common Stock
($.01 par value)










Salomon Smith Barney
Janney Montgomery Scott Inc.







Prospectus

Dated      , 1997

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13. Other Expenses of Issuance and Distribution.

     The Company will pay all expenses of this offering. Total expenses, other than the Underwriters' discounts, in connection with the issuance and distribution of the Common Stock are as follows:

Securities and Exchange Commission registration fee  ......  $ 18,122
NASD filing fee  ..........................................  $  6,480
Legal fees and expenses   .................................  $175,000
Blue Sky fees and expenses (including legal fees) .........  $ 15,000
Printing and engraving expenses ...........................  $130,000
Accounting fees and expenses ..............................  $125,000
Transfer Agent and Registrar fees  ........................  $  5,000
Miscellaneous .............................................  $ 75,398
                                                             ---------
  Total   ................................................   $550,000
                                                             =========

Item 14. Indemnification of Directors and Officers.

     Generally, Delaware law permits a corporation to indemnify a person who was or is an officer, director, agent, or employee, or who serves at the corporation's request as an officer, director, agent, or employee, of another corporation, partnership, trust joint venture, or other enterprise ("nominee"), who was, is, or is threatened to be named a defendant in a legal proceeding by virtue of such person's position in the corporation or nominee, but only if the person acted in good faith and reasonably believed that the conduct was in or at least not opposed to the corporation's best interest, and, in the case of a criminal proceeding, the person had no reasonable cause to believe the conduct was unlawful. A person may be indemnified within the above limitations against judgments, fines, settlements, and reasonable expenses actually incurred. Generally, an officer, director, agent, or employee of the corporation or nominee may not be indemnified, however, against judgments, fines, and settlements incurred in a proceeding in which the person is found liable to the corporation and may not be indemnified for expenses unless, and only to the extent that, in view of all the circumstances, the person is fairly and reasonably entitled to indemnification for such expenses. A corporation must indemnify a director, officer, employee, or agent against reasonable expenses incurred in connection with a proceeding in which the person is a party because of the person's corporate position, if the person was successful, on the merits or otherwise, in the defense of the proceeding. Under certain circumstances, a corporation may also advance expenses to such person. Under Delaware law, a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation against any liability asserted against and incurred by the person in such capacity, or arising out of the person's status as such a person, regardless of whether the applicable law otherwise empowers the corporation to indemnify that person against such liability.

     Article 12 of the Company's certificate of incorporation requires indemnification of directors and officers to the fullest extent permitted by the Delaware General Corporation Law. The Company has entered into agreements with its directors contractually obligating the Company to indemnify the directors to the extent currently required by the Certificate of incorporation.

     The Underwriting Agreement provides for indemnification of the Company and its officers and directors by the Underwriters against certain liabilities, including liabilities arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

     Since August 1994, the Company has not issued any Common Stock, except for the February 1, 1997, issuance in connection with the exercise of certain warrants to acquire 1,607,775 shares of Common Stock in the aggregate by the holders thereof for which the Company relied on Section 4(2) as well as
Section 3(a)(9). None of such issuances involved any public offering. The following table reflects the issuances of securities during the last three years.

                                           Date       No. of
                                            of        Shares
            Shareholders                 Issuance     Issued
            ------------                ----------   --------
Grotech Partners IV, L.P.                2/01/97     509,080
Grotech Partners III, L.P.               2/01/97     100,295
Grotech III Companion Fund, L.P.         2/01/97      10,920
Grotech III Pennsylvania Fund, L.P.      2/01/97       6,240
Stolberg Partners, L.P.                  2/01/97     489,515
Penn Janney Fund, Inc.                   2/01/97      39,130
Needham Capital Partners, L.P.           2/01/97      19,565
Richard K. McDonald                      2/01/97      58,695
M & M General Partnership                2/01/97      21,645
Constitution Partners I, L.P.            2/01/97     156,585
Keystone Venture IV, L.P.                2/01/97     156,585
Nathan Friedman                          2/01/97       4,745
Spider Trust                             2/01/97      17,225
Rupert Capital Trust                     2/01/97      17,225

     The following table shows employee stock options granted during the previous 3 years. All of such grants were made in reliance upon Section 4(2) and Rule 701.

            Employee                 # of Shares
            --------                 -----------
William A. Schwartz, Jr.              228,735
Reid V. Eikner                         76,050
Gayle E. Schmidt                       76,050
George T. Gorman                       15,665
George E. McHenry, Jr.                 76,050
David M. Tracy                         16,250
Non-executive officer employees       167,115

Item 16. Exhibits and Financial Statement Schedules.

     (a) Exhibits.

  Exhibit
   Number
  --------
      1**      -- Form of Underwriting Agreement
      3.1*     -- Restated Certificate of Incorporation of the Company
      3.2*     -- Bylaws of the Company
      4**      -- Specimen Certificate evidencing Common Stock
      5**      -- Opinion and Consent of Sayles & Lidji, A Professional Corporation
     10.1*     -- Loan and Security Agreement between the Company and Commerce
                  Bank, as amended
     10.2*     -- Stock Option Plan, including form of Stock Option Agreement
     10.3**    -- Subordinated Note Purchase Agreement
     10.4**    -- Amendment to Subordinated Note Purchase Agreement
     10.5+**   -- J.C. Penney License Agreement
     10.6+**   -- Vision Care Agreement
     10.7**    -- Employment Agreement for William A. Schwartz, Jr.
     10.8**    -- Employment Agreement for Reid V. Eikner
     10.9**    -- Employment Agreement for George T. Gorman
     10.10**   -- Employment Agreement for Gayle E. Schmidt
     10.11**   -- Employment Agreement for George E. McHenry, Jr.
     10.12**   -- Form of Non-Statutory Option Agreement
     10.13**   -- Form of Indemnification Agreement
     10.14**   -- Stockholders' Agreement
     10.15**   -- Form of Sears Lease
     10.16**   -- Commerce Bank Mortgages and Schedules
     10.17**   -- DRPA Loan Documentation
     23.1      -- Consent of Ernst & Young LLP
     23.2      -- Consent of Sayles & Lidji, A Professional Corporation
     23.3***   -- Consent of Johnson Optical Group
     24*       -- Power of Attorney
     27*       -- Financial Data Schedule

------------

 +  Confidentiality to be sought as to certain portions

 * Previously filed as an exhibit to the Form S-1 (Reg. No. 333-35819) filed with the Commission on September 17, 1997

 ** Previously filed as an exhibit to Amendment No. 1 to the Form S-1 (Reg.
    333-35819) filed with the Commission on October 29, 1997.

*** Previously filed as an exhibit to Amendment No. 2 to the Form S-1 (Reg.
    333-35819) filed with the Commission on November 12, 1997.


Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

     (1) To provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser;

     (2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES



Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Blackwood, State of New Jersey, on December 1, 1997.




                       U.S. VISION, INC.


                       By: /s/ William A. Schwartz, Jr.
                          -----------------------------------------------------
                          William A. Schwartz, Jr., President and Chief Executive Officer




Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated on December 1, 1997.




Signature                           Capacity
---------                           --------
/s/ William A. Schwartz, Jr.        President, Chief Executive Officer and Director
-------------------------------     (Principal Executive Officer)
William A. Schwartz, Jr.

/s/ Reid V. Eikner*                 Executive Vice-President, Finance
-------------------------------
Reid V. Eikner

/s/ George E. McHenry, Jr.*         Secretary, Treasurer and Chief Financial Officer
-------------------------------     (Principal Financial Officer)
George E. McHenry, Jr.

/s/ Kathy G. Cullen*                Vice President, Finance and Chief Accounting Officer
-------------------------------     (Principal Accounting Officer)
Kathy G. Cullen

/s/ G. Kenneth Macrae*              Director
-------------------------------
G. Kenneth Macrae

/s/ Richard K. McDonald*            Director
-------------------------------
Richard K. McDonald

/s/ Dennis J. Shaughnessy*          Director
-------------------------------
Dennis J. Shaughnessy

/s/ J. Roger Sullivan, Jr.*         Director
-------------------------------
J. Roger Sullivan, Jr.

/s/ David M. Tracy*                 Director
-------------------------------
David M. Tracy

-------------------------------     Director
Peter M. Troup



*By: /s/ William A. Schwartz, Jr.
     ---------------------------
    Pursuant to Power of Attorney

                                 EXHIBIT INDEX

 Exhibit
  Number     Description                                                              Page
----------   -----------                                                              ----

    1**      -- Form of Underwriting Agreement
    3.1*     -- Restated Certificate of Incorporation of the Company
    3.2*     -- Bylaws of the Company
    4**      -- Specimen Certificate evidencing Common Stock
    5**      -- Opinion and Consent of Sayles & Lidji, A Professional Corporation
   10.1*     -- Loan and Security Agreement between the Company and Commerce
                Bank, as amended
   10.2*     -- Stock Option Plan, including form of Stock Option Agreement
   10.3**    -- Subordinated Note Purchase Agreement
   10.4**    -- Amendment to Subordinated Note Purchase Agreement
   10.5+**   -- J.C. Penney License Agreement
   10.6+**   -- Vision Care Agreement
   10.7**    -- Employment Agreement for William A. Schwartz, Jr.
   10.8**    -- Employment Agreement for Reid V. Eikner
   10.9**    -- Employment Agreement for George T. Gorman
   10.10**   -- Employment Agreement for Gayle E. Schmidt
   10.11**   -- Employment Agreement for George E. McHenry, Jr.
   10.12**   -- Form of Non-Statutory Option Agreement
   10.13**   -- Form of Indemnification Agreement
   10.14**   -- Stockholders' Agreement
   10.15**   -- Form of Sears Lease
   10.16**   -- Commerce Bank Mortgages and Schedules
   10.17**   -- DRPA Loan Documentation
   23.1      -- Consent of Ernst & Young LLP
   23.2      -- Consent of Sayles & Lidji, A Professional Corporation
   23.3***   -- Consent of Johnson Optical Group
   24*       -- Power of Attorney
   27*       -- Financial Data Schedule

------------
+   Confidentiality to be sought as to certain portions

* Previously filed as an exhibit to the Form S-1 (Reg. No. 333-35819) filed with the Commission on September 17, 1997

** Previously filed as an exhibit to Amendment No. 1 to the Form S-1 (Reg. 333-35819) filed with the Commission on October 29, 1997.

*** Previously filed as an exhibit to Amendment No. 2 to the Form S-1 (Reg.
    333-35819) filed with the Commission on November 12, 1997.